EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

among

BSPRT OP SUB I, LLC,
as Borrower,

BENEFIT STREET PARTNERS REALTY TRUST, INC.,
BENEFIT STREET PARTNERS REALTY TRUST LP, LLC,
and
BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P.,
as Guarantors,

SECURITY BENEFIT LIFE INSURANCE COMPANY,
and
The Other Lenders from Time to Time Parties Hereto,
as Lenders,

and

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent

Dated as of February 11, 2020

and as amended by

Agreement of Amendment dated as of March 26, 2020

SECTION 1	DEFINITIONS 1

1.1	Defined Terms 1

1.2	Other Definitional Provisions; Rules of Construction 27

SECTION 2	AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT 29

2.1	Revolving Commitments 29

2.2	Procedure for Revolving Credit Borrowing 29

2.3	Repayment of Loans; Evidence of Debt 29

2.4	Commitment Fee; Fee Letters 30

2.5	Termination of Commitments 30

2.6	Optional Prepayments 30

2.7	Mandatory Prepayments 31

2.8	Interest Rates and Payment Dates 31

2.9	Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin 32

2.10	Inability to Determine Interest Rate; Replacement of LIBO Rate 32

2.11	Pro Rata Treatment and Payments 33

2.12	Requirements of Law 34

2.13	Taxes 35

2.14	Indemnity 39

2.15	Illegality 39

2.16	Change of Lending Office 40

2.17	Termination or Reduction of Commitments 40

SECTION 3	REPRESENTATIONS AND WARRANTIES 40

3.1	Financial Condition 40

3.2	No Change 41

3.4	Corporate Power; Authorization; Enforceable Obligations 41

3.5	No Legal Bar 42

3.6	No Material Litigation 42

3.7	No Default 42

3.8	No Debt 42

3.9	Taxes 43

3.10	Federal Regulations 43

3.11	Labor Matters 43

3.12	ERISA 43

3.13	Investment Company Act; Other Regulations 44

3.14	Use of Proceeds 44

3.15	Environmental Matters 44

3.16	Accuracy of Information, etc 44

3.17	No Other Liens; Security Documents 44

3.18	Representations and Warranties Regarding Subsidiaries 45

3.19	Solvency 45

3.20	REIT Status; Tax Status 45

3.21	Insurance 46

3.22	Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws 46

SECTION 4	CONDITIONS PRECEDENT 46

4.1	Conditions to the Closing Date 46

4.2	Conditions to Each Extension of Credit 48

SECTION 5	AFFIRMATIVE COVENANTS 49

5.1	Financial Statements 49

5.2	Certificates; Other Information 50

5.3	Payment of Obligations 51

5.4	Conduct of Business and Maintenance of Existence 51

5.5	Maintenance of Property; Insurance 51

5.6	Inspection of Property; Books and Records; Discussions 51

5.7	Notices 52

5.8	Further Assurances 53

5.9	Cash Management 53

5.10	Asset Reports 54

5.11	Taxes 55

5.12	Disclosable Events 55

5.13	Use of Proceeds 55

5.14	Investment Guidelines 55

SECTION 6	NEGATIVE COVENANTS 55

6.1	Financial Condition Covenants 55

6.2	Indebtedness 56

6.3	Limitation on Liens 57

6.4	Limitation on Fundamental Changes 58

6.5	Dispositions 58

6.6	Restricted Payments 58

6.7	Collection Account 58

6.8	Limitation on Modifications of Organizational Documents 58

6.9	Transactions with Affiliates 58

6.10	Name Change 58

6.11	Limitation on Changes in Fiscal Periods 58

6.12	Limitation on Negative Pledge Clauses 59

6.13	Limitation on Lines of Business 59

6.14	Additional Capital Stock; Additional Subsidiaries 59

6.15	REIT Status 60

6.16	Federal Regulations 60

6.17	Disclosable Events 60

SECTION 7	EVENTS OF DEFAULT 60

7.1	Events of Default 60

SECTION 8	PLEDGE OF COLLATERAL; REMEDIES 63

8.1	Security Interests 63

8.2	Pledged Stock. 65

8.3	Priority of Payments 66

8.4	Rights and Remedies Upon Event of Default 66

8.5	Secured Parties Not Bound 68

8.6	Remedies Cumulative 69

SECTION 9	GUARANTEE 69

9.1	Guarantee 69

9.2	Subrogation 70

9.3	Amendments, etc. with respect to the Obligations 70

9.4	Guarantee Absolute and Unconditional 71

9.5	Reinstatement 72

9.6	Payments 72

9.7	Subordination 72

9.8	Release of Guarantee Obligations 73

SECTION 10	ADMINISTRATIVE AGENT 73

10.1	Authorization and Action 73

10.2	Administrative Agent's Reliance, Etc. 75

10.3	Indemnification 76

10.4	Delegation of Duties 77

10.5	Resignation or Removal of Administrative Agent 78

10.6	Non-Reliance on Administrative Agent and Other Lenders 78

10.7	Payment of Fees to the Administrative Agent 78

10.8	Proof of Claims 79

SECTION 11	MISCELLANEOUS 79

11.1	Amendments and Waivers 79

11.2	Notices 81

11.3	No Waiver; Cumulative Remedies 82

11.4	Survival of Representations and Warranties 82

11.5	Payment of Expenses 82

11.6	Assignability 84

11.7	Adjustments; Set-off 88

11.8	Counterparts 88

11.9	Severability 89

11.10	Integration 89

11.11	Governing Law 89

11.12	Submission To Jurisdiction; Waivers 89

11.13	Acknowledgements 90

11.14	Confidentiality 90

11.15	Accounting Changes 91

11.16	Waivers of Jury Trial 91

11.17	Ratings 91

11.18	Joint and Several Liability 91

11.19	JPMorgan Chase Pledge Agreement. 92

ANNEX:

A	Commitments

SCHEDULES:
1    Subsidiaries
2    Permitted Guarantees
3    Recourse Indebtedness
3.17    Filing Offices
3.18    Structure Chart
6.3    Liens as of the Closing Date

EXHIBITS:

A	Form of Investment Guidelines

B	Form of Compliance Certificate

C	Form of Closing Certificate

D	Form of Note

E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

E-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

E-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
E-4    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for
U.S. Federal Income Tax Purposes)

F	Form of Borrowing Notice
G    Form of Prepayment Notice
H    Form of Asset Report
I    Form of Subordination Agreement
J    Form of Assignment and Assumption

LOAN AND SECURITY AGREEMENT, dated as of February 11, 2020, among BSPRT OP SUB I, LLC, as borrower (the “Borrower”), BENEFIT STREET PARTNERS REALTY TRUST, INC., a Maryland corporation, as guarantor, (“BSPRT”), BENEFIT STREET PARTNERS REALTY TRUST LP, LLC, as guarantor (“BSPRT LP”), BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P. (“Holdings”, and together with BSPRT and BSPRT LP, the “Guarantors”), SECURITY BENEFIT LIFE INSURANCE COMPANY, as lender and the other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), and CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S E T H:
WHEREAS, the Borrower has requested the Lenders provide a senior secured revolving loan facility in an aggregate principal amount up to the Total Commitment (as defined below), with the proceeds thereof to be used by the Borrower and/or the Borrower Subsidiaries for the purposes set forth below;
WHEREAS, the Lenders are willing to make such a revolving loan facility available upon and subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
Section 1DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Act of Insolvency”: with respect to any Person, (a) any proceeding shall be instituted by or against such Person, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, (b) the commencement by such Person of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (c) the making by such Person of any general assignment for the benefit of creditors, (d) the admission by such Person in writing of the inability of such Person to pay its debts generally as they become due or (e) such Person shall generally not pay its material debts as such debts become due.
“Administrative Agent”: as defined in the preamble hereto.
“Administrative Agent’s Account”: the Administrative Agent’s account at the Payment Office, as designated by the Administrative Agent in writing from time to time to the Borrower and the Lenders.
“Administrative Agent Fee Letter”: the fee letter dated as of February 11, 2020, between the Borrower and the Administrative Agent.
“Administrative Questionnaire”: with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Adverse Facility Rating Event”: an event that shall occur if (i) the Facility Rating shall be less than BB- by Egan Jones or the equivalent thereof by another Rating Agency then rating the Facility, or (ii) any Rating Agency rating the Facility shall withdraw its assigned Facility Rating.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that the right to designate a member of a board or manager of a Person will not, by itself, be deemed to constitute “control”.
“Agreement”: this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Applicable Margin”: the applicable rate per annum set forth below, based upon the most recent Facility Rating by Egan Jones (or the equivalent thereof by another Rating Agency then rating the Facility):

Facility Rating	Applicable Margin
BBB- or higher	4.50%
BB+ to B-	5.50%
CCC+ or lower or unrated	6.50%

“Assignment Agreement”: each Assignment and Assumption Agreement, dated as of February 7, 2020, between the Borrower and Holdings, collectively assigning Holdings’ interest in the all of its Direct Subsidiaries prior to the Closing Date to the Borrower.
“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit J or any other form approved by the Administrative Agent.
“Available Revolving Credit Commitment”: with respect to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Bankruptcy Code”: Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Bank Secrecy Act”: the Bank Secrecy Act, 31 CFR 103, as amended from time to time.
“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) 1.0% per annum plus the LIBO Rate (for avoidance of doubt after giving effect to the proviso of the definition thereof) applicable to an Interest Period of one month. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate, respectively.
“Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent (with the consent of the Required Lenders) giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated or bilateral credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.5%, the Benchmark Replacement will be deemed to be 1.5% for the purposes of this Agreement.
“Benchmark Replacement Adjustment”: with respect to any replacement of LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (with the consent of the Required Lenders) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent (with the consent of the Required Lenders) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Required Lenders in a manner substantially consistent with market practice (or, if the Administrative Agent (with the consent of the Required Lenders) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (with the consent of the Required Lenders) determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (with the consent of the Required Lenders) decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the LIBO Rate:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the LIBO Rate:
(a)    a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.
“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date, and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication), and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent (with the consent of the Required Lenders) by notice to the Borrower and the Lenders.
“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance Section 2.10 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.10.
“Benefited Lender”: as defined in Section 11.7.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble hereto.
“Borrower Collateral”: as defined in Section 8.1(a).
“Borrower Subsidiaries”: the Borrower’s Direct Subsidiaries, and all of their Subsidiaries.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.
“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit F, delivered to the Administrative Agent.
“BSPRT”: as defined in the preamble hereto.
“BSPRT LP”: as defined in the preamble hereto.
“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Lease Obligations”: with respect to any Person, the amount of all obligations of such Person under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) including without limitation, membership interests of a limited liability company and any and all warrants, rights or options to purchase any of the foregoing.
“Cash”: a demand deposit of Dollars immediately available on the day in question.
“Cash Equivalents”: as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within 30 days after such date.
“Cash Liquidity”: with respect to any Person, on any date of determination, the sum of (i) unrestricted Cash, plus (ii) Cash Equivalents.
“Change in Law”: the occurrence, after the Closing Date, of any of the following:

(a) the adoption or taking effect of any law, rule, regulation, writ, statute or treaty, (b) any change in any law, rule, regulation, writ, statute or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control”: the occurrence of any of the following events, unless consented to in writing by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed):
(a)any consummation of a merger, amalgamation or consolidation of any Loan Party with or into another entity (other than another Loan Party) or any other reorganization occurs;
(b)any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all Capital Stock of BSPRT entitled to vote generally in the election of directors, members or partners of 20% or more other than the Permitted Holders, or to the extent such interests are obtained through a public market offering or secondary market trading;
(c)Benefit Street Partners L.L.C. (or another of its Controlled Affiliates) ceases to be the sole investment advisor of BSPRT;
(d)BSPRT shall cease to own and control directly, of record and beneficially, 100% of each class of outstanding Capital Stock of BSPRT LP;
(e)BSPRT shall cease to be the sole general partner of Holdings or shall have any Direct Subsidiary other than Holdings;
(f)Holdings shall cease to own directly and control directly, of record and beneficially, 100% of each class of outstanding Capital Stock of the Borrower;
(g)any Loan Party shall cease to own and control, of record and beneficially, 100% of each class of outstanding Capital Stock, directly of each of its Direct Subsidiaries, and indirectly of each of its other Subsidiaries; or
(h)any transfer of all or substantially all of any Loan Party’s assets (other than making Restricted Payments in accordance with the terms of this Agreement and in the ordinary course of such Loan Party’s business).
“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.
“CMBS”: mortgage pass-through certificates or other securities issued pursuant to a securitization of commercial real estate loans.
“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: as defined in Section 8.1(b).
“Collection Account”: in respect of a Loan Party, the deposit account with the Deposit Bank in the name of such Loan Party subject to a Lien of the Administrative Agent for the benefit of the Secured Parties pursuant to the Control Agreement.
“Collections”: with respect to any Loan Party, all collections, dividends or other distributions and Proceeds payable by any Subsidiary to the Borrower or any Guarantor.
“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Commitments is $100,000,000.
“Commitment Fee Rate”: 0.25%.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of any Plan subject to Section 412 or 430 of the Code, Section 414(b), (c), (m) or (o) of the Code.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit B.
“Consolidated EBITDA”: for any Reference Period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, their Consolidated Net Income, plus, without duplication to the extent deducted in calculating such Consolidated Net Income for such Reference Period, the sum of (a) the Consolidated Interest Expense for such Reference Period, (b) the sum of federal, state, local and foreign income taxes accrued or paid in cash during such Reference Period, (c) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (d) any extraordinary, unusual or non-recurring items reducing such Consolidated Net Income for such Reference Period, and (e) any non-cash items reducing such Consolidated Net Income for such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Fixed Charge Coverage Ratio”: for any Reference Period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDA for the most recently completed Reference Period prior to such date of determination, to (b) the Consolidated Fixed Charges for such Reference Period.
“Consolidated Fixed Charges”: as of any date of determination, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, for any period, the sum of (i) Consolidated Interest Expense for such period, (ii) tax expenses paid in cash for such period, (iii) scheduled amortization payments or redemptions for any Indebtedness of such Loan Parties or their Subsidiaries for such period, (iv) rentals payable under leases of real and personal property (including ground leases) for such period (without duplication of items included in Consolidated Interest Expense), (v) Consolidated Unfinanced Capital Expenditure for such period, and (vi) dividend payments on preferred stock of any Loan Party or its Subsidiary paid in cash during such period.
“Consolidated Interest Expense”: for any Reference Period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, total interest expense (including that portion attributable to any Capital Lease Obligations in accordance with GAAP and capitalized interest) premium payments, debt discount, fees, charges and related expenses with respect to the Consolidated Total Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptances and net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such Reference Period in accordance with GAAP, in each case whether or not paid in cash during such period.
“Consolidated Leverage Ratio”: as of any date of determination, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, the ratio of (i) the Consolidated Total Indebtedness as of such date of determination, to (ii) the total equity (including preferred equity) of BSPRT (calculated in accordance with GAAP and as properly reported on its consolidated balance sheet) for the most recently completed Reference Period prior to such date of determination.
“Consolidated Net Income”: with respect to any Person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Tangible Net Worth”: as of any date of determination, the sum for the Loan Parties and their Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:
(a)    the amount of capital stock; plus
(b)    the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus
(c)    the cost of treasury shares; minus
(d)    the sum of the following: the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings), but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves, and any write-up in the book value of assets resulting from a revaluation thereof subsequent to September 30, 2019.
“Consolidated Total Indebtedness”: as of any date of determination, the aggregate principal amount of all Indebtedness of the Loan Parties and their Subsidiaries outstanding as of such date of determination, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Unfinanced Capital Expenditure”: for any Reference Period, with respect to the Loan Parties and their Subsidiaries on a consolidated basis, expenditures (including the aggregate amount of Capital Lease Obligations incurring such period) made by a Loan Party or any Subsidiary thereof to acquire or construct fixed assets, plant, and equipment (including renewals, improvements, and replacements, but excluding repairs) during such period computed in accordance with GAAP, excluding any financed with the proceeds of (a) Permitted Indebtedness (other than from the Loans), (b) the issuance of Capital Stock by BSPRT, (c) insurance, in connection with an event of loss, and (d) reimbursements from third parties (excluding any Loan Party or its Affiliates).
“Contingent Obligations”: with respect to any Person as of any date of determination, all of the following as of such date of determination: (a) liabilities and obligations (including Guarantee Obligations) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off Balance Sheet Rules defined below), (b) obligations, including Guarantee Obligations, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), (ii) guarantees of non-monetary obligations which have not yet been called or quantified, of such Person or any other Person, and (iii) reasonable and customary “bad boy” acts agreed to by such person (as a guarantor thereunder) in connection with a mortgage loan or mezzanine loan transaction, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender which is not fully offset by a corresponding asset. The amount of any Contingent Obligations described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control Agreement”: the Blocked Account Control Agreement to be entered into by the Loan Parties, the Administrative Agent, and the Deposit Bank.
“Controlled Affiliate”: any Person that, directly or indirectly, is controlled by any Loan Party. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise; provided that the right to designate a member of a board or manager of a Person will not, by itself, be deemed to constitute “control”.
“Convertible Debt Securities”: debt securities, the terms of which provide for conversion into Capital Stock, cash by reference to such Capital Stock or a combination thereof.
“Debtor Relief Laws”: the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or otherwise available debtor relief laws of the United States, of any State or of any other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Non-Approved Assignee”: as defined in Section 11.6(b)(iv).
“Deposit Bank”: U.S. Bank, National Association, or any other deposit bank mutually agreed upon between the applicable Loan Party and the Administrative Agent.
“Designated Jurisdiction”: any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Direct Subsidiary”: any Subsidiary of a Loan Party in respect of which such Loan Party owns any Capital Stock.
“Disclosable Event”: as defined in Section 5.11.
“Disqualified Lender”: any Person designated as a “Disqualified Lender” as provided on Schedule II to Exhibit J on the Closing Date and any competitor identified by the Borrower and consented to in writing by the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed) from time to time thereafter.
“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollars” and “$”: dollars in lawful currency of the United States of America.
“Early Opt-in Election”: the occurrence of:
(a)    a determination by the Administrative Agent (with the consent of the Required Lenders) that Dollar-denominated syndicated or bilateral credit facilities being executed at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the LIBO Rate, a new benchmark interest rate to replace the LIBO Rate, and
(b)     the election by the Administrative Agent (with the consent of the Required Lenders) to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent (with the consent of the Required Lenders) of written notice of such election to the Borrower and the Lenders.
“Egan Jones”: Egan Jones Ratings Company or any successor thereof.
“Eligible Administrative Agent”: as defined in Section 10.5.
“Eligible Assignee”: means (a) a Lender, (b) an Affiliate of a Lender, and (c) any other commercial bank, trust company, finance company, insurance company, investment or mutual fund, investment bank or pension fund, or other entity that is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) organized under the laws of the United States of America, or any state thereof which extends credit or buys loans as one of its businesses and which either (i) has total assets in excess of $5,000,000,000 calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such entity in its jurisdiction of organization or (ii) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender approved by the Required Lenders (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (i) an “Eligible Assignee” shall not include (x) the Borrower or an Affiliate of the Borrower, (y) any natural person or (z) any Disqualified Lender, and (ii) any assignment to such Person shall be in accordance with Section 11.6 hereof.
“Environmental Claim”: any investigative, enforcement, cleanup, removal, containment, remedial, or other private or governmental or regulatory action threatened, instituted, or completed pursuant to any applicable Environmental Law.
“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, agreements or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.
“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or, except in the case of Section 11.5, indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Default”: any of the events specified in Section 7.1.
“Exchange Act”: as defined in the definition of “Change of Control”.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Facility”: the revolving facility made available to the Borrower by the Lenders under this Agreement and the other Loan Documents.
“Facility Rating”: the facility rating assigned by the Rating Agency to the Facility.
“FCPA”: the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended from time to time.
“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three major banks of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fund”: any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP”: generally accepted accounting principles in the United States of America consistently applied as in effect from time to time.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees (including by pledging any of its assets), or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
“Guaranteed Obligations”: as defined in Section 9.1(a).
“Guarantor Collateral”: as defined in Section 8.1(b).
“Guarantors”: as defined in the preamble hereto.
“Hazardous Materials”: any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.
“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity or currency futures contracts, options to purchase or sell a commodity or currency, or option, warrant or other right with respect to a commodity or currency futures contract or similar arrangements entered into by any of the Loan Parties or their Subsidiaries or providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Holdings”: as defined in the preamble hereto.
“Indebtedness”: with respect to any Person on any date, all of the following on such date, whether or not included as indebtedness or liabilities in accordance with GAAP, determined without duplication: (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), including as incurred pursuant to a warehouse facility or a master repurchase agreement; (b) obligations, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments including any preferred equity or trust preferred securities, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations; (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payments); (e) Off-Balance Sheet Obligations; (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or its involuntary liquidation preference plus accrued and unpaid dividends and that is redeemable, convertible or exchangeable prior to the date that is 180 days after the Maturity Date; (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, committed future funding obligations which are not fully offset by a corresponding asset, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments which are not fully offset by a corresponding asset, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interest (other than mandatory redeemable stock)); (h) all Non-Recourse Indebtedness, Recourse Indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person; (i) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purpose of this definition, the amount of such indebtedness shall not exceed the market value of the property subject to such Lien; (j) all Contingent Obligations; (k) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services; (l) indebtedness of general partnerships for which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and (m) obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organization, charter or governing documents, subscription agreement or otherwise.
For all purposes hereof, Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venture, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Liabilities”: as defined in Section 11.5.
“Indemnitee”: as defined in Section 11.5.
“Initial Rating Agency”: Egan Jones.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Interest Payment Date”: the last day of each Interest Period and the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Loan, (a) initially, the period commencing on the borrowing date with respect to such Loan and ending on the date that is one (1) month thereafter, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the date that is one (1) month thereafter; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(b)any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date or such due date, as applicable; and
(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
“Interpolated Rate”: in relation to the LIBO Rate for any Loan, the rate which results from interpolating on a linear basis between:
(a)the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of such Loan; and
(b)the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of such Loan, each as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period of such Loan.
“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount of such investment required to be included on the investor’s consolidated balance sheet in accordance with GAAP.
“Investment Guidelines”: the investment guidelines and restrictions of the BSPRT, in substantially the form of Exhibit A hereto, as amended and modified from time to time.
“JPMorgan Chase Pledge Agreement”: means that certain Pledge Agreement dated June 18, 2014, as amended, by and between Holdings (f/k/a ARC Realty Finance Operating Partnership, L.P.) and JPMorgan Chase Bank, National Association whereby Holdings pledged its ownership of one hundred percent (100%) of the membership units of BSPRT JPM Loan, LLC (f/k/a RFT JPM Loan, LLC, f/k/a ARC RFT JPM Loan, LLC), a Delaware limited liability company, to JPMorgan Chase Bank, National Association.
“Knowledge”: as of any date of determination, the then current actual knowledge (as distinguished from imputed or constructive and without duty of further inquiry or investigation) of a Responsible Officer of the Borrower or a Guarantor, as applicable. “Known” shall have a correlative meaning.
“Lender”: as defined in the preamble hereto.
“Lender Fee Letter”: the Fee Letter, dated as of the Closing Date, by and among the Borrower and the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“LIBO Rate”: for any Interest Period as to any Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the applicable Bloomberg screen page which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time), two Business Days prior to the commencement of such Interest Period or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent (x) to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, or (y) at which deposits in Dollars are offered by four major banks in the London market selected by the Administrative Agent after consultation with the Required Lenders, in each case determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that, if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided further that, if any such rate determined pursuant to the preceding clauses (i) or (ii) is below 1.5%, the LIBO Rate will be deemed to be 1.5%.
“Lien”: any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, hypothec, prior claim, assignment, deposit arrangement, security interest, Uniform Commercial Code financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.
“Loan”: as defined in Section 2.1.
“Loan Documents”: the Security Documents, the Notes, each Subordination Agreement, the Assignment Agreements, the Administrative Agent Fee Letter, the Lender Fee Letter and any other letter agreements with respect to fees payable to the Administrative Agent or the Lenders and any agreements in connection with any of the foregoing.
“Loan Parties”: the Borrower and the Guarantors.
“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition or operations of the Loan Parties, taken as a whole; (b) the ability of any Loan Party to perform its obligations under the Loan Documents; (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents; or (d) the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Environmental Amount”: an amount or amounts payable with respect to one or more Real Properties directly or indirectly owned by the Loan Parties in excess of $10,000,000 (individually or in the aggregate), for: costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products (virgin or used), polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other materials, substances or forces of any kind, whether or not any such material, substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or would reasonably be expected to give rise to liability under any Environmental Law.
“Maturity Date”: the earlier to occur of (i) February 10, 2023, and (ii) the date the Revolving Credits Commitments are terminated pursuant to Section 2.5.
“Maximum Exposure Amount”: in respect of any Recourse Indebtedness of a Borrower Subsidiary, the maximum Indebtedness (excluding ordinary course fees, expenses and indemnities) of such Borrower Subsidiary in connection with such Recourse Indebtedness, including without limitation (and without duplication), (i) all assets pledged to secure such Recourse Indebtedness, and (ii) the maximum funded commitments of such Borrower Subsidiary to fund equity or capital to repay borrowings, to contribute or pledge additional assets or to purchase or repurchase assets pursuant to the terms of the transaction documents giving rise to such Recourse Indebtedness.
“Money Laundering Control Act”: the Money Laundering Control Act of 1986, as amended from time to time.
“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which the Borrower, any Guarantor or any Commonly Controlled Entity has an obligation to contribute.
“Non-Approved Assignee”: in respect of any proposed assignment, any of the following entities, but only if after giving effect to such proposed assignment, any such entity would, in and of itself or together with its Affiliates, constitute Required Lenders: (i) Apollo Global Management, (ii) Blackstone, (iii) Fortress Investment Group, or (iv) KKR.
“Non-Excluded Taxes”: as defined in Section 2.13(a).
“Non-Recourse Indebtedness”: Indebtedness of a Borrower Subsidiary whether or not for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers, reasonable and customary contractual indemnities, or reasonable and customary "bad boy" acts agreed to by such Borrower Subsidiary) is contractually limited to (x) a contractually agreed upon maximum commitment for such Borrower Subsidiary to acquire, or to fund the purchase price for the acquisition of, assets where recourse to such Borrower Subsidiary is limited to the amounts funded or the assets acquired by such Borrower Subsidiary in connection with such commitment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers, reasonable and customary contractual indemnities for nonpayment obligations, or reasonable and customary “bad boy” acts agreed to by such Borrower Subsidiary, (y) specific assets of such Borrower Subsidiary encumbered by a Lien securing such Indebtedness, or (z) a special purpose vehicle subsidiary of such Borrower Subsidiary whose only assets are such specific assets (solely to the extent that such special purpose vehicle is not subject to a substantive consolidation with such Borrower Subsidiary), in each case, (i)(x) in connection with a securitization transaction (including a REMIC securitization, a collateralized loan obligation transaction or other similar securitization) or a warehouse facility in respect thereof or (y) solely in respect of Indebtedness of BSPRT Northbrook, LLC, in connection with the Loan Agreement dated as of January 6, 2020 by and between Access Point Financial, LLC and BSPRT Northbrook, LLC up to a maximum principal amount not to exceed $11,000,000, and (ii) in respect of which there is no guarantee for payment by any Affiliate of such Borrower Subsidiary except for a guarantee which constitutes a Permitted Guarantee.
“Non-U.S. Lender”: as defined in Section 2.13(e).
“Non-U.S. Participant”: as defined in Section 2.13(e).
“Note”: any promissory note evidencing any Loan.
“Notice of Exclusive Control”: shall have the meaning assigned to such term in the Control Agreement.
“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and the other Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender) in each case that are required to be paid by the Borrower or any Loan Party pursuant hereto or otherwise.
“OFAC”: Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Obligations”: with respect to any Person on any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic”, tax retention or off-balance sheet lease transaction which, upon the applicable of any Debtor Relief Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expect of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Other Connection Taxes”: with respect to any Recipient, any Taxes that are (i) imposed on a Recipient by a jurisdiction as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient having (x) executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest in, enforced, or engaged in any other transaction pursuant to any Loan Document, or (y) sold or assigned an interest in any Loan or Loan Document) and (ii) imposed with respect to an assignment, grant of participation, designation of a new office for receiving payments by or on account of the Borrower, or other transfer of an interest in any Loan or Loan Document.
“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, registration of, enforcement of, receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any Other Connection Taxes imposed with respect to an assignment or grant of a participation (other than a participation made pursuant to clause (A) of Section 11.6(d)).
“Participant”: as defined in Section 11.6(d).
“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.
“Payment Time”: with respect to payments to be made by Borrower hereunder, 1:00 P.M. (New York City time) on the due date thereof.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Indebtedness”: (i) Non-Recourse Indebtedness of a Borrower Subsidiary; (ii) Permitted Guarantees; (iii) Permitted Recourse Indebtedness; (iv) Indebtedness under the Loan Documents; (v) unsecured Indebtedness of Loan Parties to any Borrower Subsidiary or Indebtedness of any Borrower Subsidiary to a Loan Party or another Borrower Subsidiary; provided that the lenders or financing providers of all such Indebtedness have entered into a Subordination Agreement with the Administrative Agent; (vi) hedging obligations incurred in the ordinary course of business under Hedging Agreements for bona fide hedging purposes and not for speculation; or (vii) other Indebtedness, in addition to the Indebtedness listed above, in an aggregate outstanding amount not at any time exceeding $5,000,000.
“Permitted Guarantee”: (i) each of the Guarantee Obligations of BSPRT and Holdings in respect of a Borrower Subsidiary set forth on Schedule 2 hereto, including the Sterling Guaranty, in each case, to the extent entered into in connection with Non-Recourse Indebtedness or Permitted Recourse Indebtedness, (ii) each Permitted Payment Guarantee entered into by BSPRT after the Closing Date, and (iii) each Permitted Performance Guarantee entered into by BSPRT after the Closing Date, in each case, entered into in compliance with Section 6.2.
“Permitted Holders”: Benefit Street Partners, L.L.C. or any Controlled Affiliate thereof.
“Permitted Payment Guarantee”: each unsecured Guarantee Obligation entered into by BSPRT which guarantees Indebtedness of a Borrower Subsidiary, which Indebtedness constitutes Non-Recourse Indebtedness or Permitted Recourse Indebtedness of such Borrower Subsidiary.
“Permitted Performance Guarantee”: each Guarantee Obligation entered into by BSPRT which is limited solely to customary non-payment related obligations in respect of acts of fraud by a Borrower Subsidiary, misapplication of funds by a Borrower Subsidiary, environmental indemnities of a Borrower Subsidiary, Act of Insolvency by a Borrower Subsidiary, non-approved transfers by a Borrower Subsidiary, reasonable and customary contractual indemnities for non-payment obligations or reasonable and customary “bad boy” acts by a Borrower Subsidiary, in each case in connection with the Non-Recourse Indebtedness of such Borrower Subsidiary.
“Permitted Recourse Indebtedness”: as of any date of determination, all aggregate Recourse Indebtedness of Borrower Subsidiaries that complies with Section 6.1(e) as of such date of determination.
“Permitted Recourse Indebtedness Aggregate Cap”: an amount equal to the lesser of (x) $1,100,000,000, and (y) 32% of the aggregate amount of assets (as would be reported on BSPRT’s balance sheet on a consolidated basis in accordance with GAAP) held or owned by BSPRT and its Subsidiaries, including any asset in respect of which BSPRT or any of its Subsidiaries has a repurchase obligation.
“Permitted Recourse Indebtedness Individual Cap”: an amount equal to the lesser of (A) in respect of BSPRT High Yield Securities, LLC, (x) $625,000,000, and (y) 18% of the aggregate amount of assets (as would be reported on BSPRT’s balance sheet on a consolidated basis in accordance with GAAP) held or owned by BSPRT and its Subsidiaries, including any asset in respect of which BSPRT or any of its Subsidiaries has a repurchase obligation, and (B) in respect of any other Borrower Subsidiary other than BSPRT High Yield Securities, LLC, (x) $275,000,000, and (y) 8% of the aggregate amount of assets (as would be reported on BSPRT’s balance sheet on a consolidated basis in accordance with GAAP) held or owned by BSPRT and its Subsidiaries, including any asset in respect of which BSPRT or any of its Subsidiaries has a repurchase obligation.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: at a particular time, any employee benefit plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and with respect to which the Borrower or any Guarantor could reasonably be expected to have liability (contingent or otherwise).
“Pledge Holding Period”: as defined in Section 8.4(c).
“Pledged Stock”: in respect of a Loan Party, the shares of Capital Stock in respect of each of its Direct Subsidiaries, and together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of such Capital Stock that may be issued or granted to, or held by, such Loan Party while this Agreement is in effect.
“Post Petition Interest”: as defined in Section 9.7(b).
“Prepayment Notice”: a notice of prepayment of Loans pursuant to Section 2.4(a), substantially in the form of Exhibit G.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
“Principal Financial Officer”: a Responsible Officer a Person with actual knowledge of the financial affairs of such Person and its Subsidiaries.
“Proceeds”: with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.
“Program Termination Date”: the later to occur of (i) the Maturity Date, and (ii) the date that all Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) have been finally paid in full; provided, however, that if any payment in respect of any Obligation that was made to any Secured Party must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency or bankruptcy of a Loan Party, any of its Subsidiaries or any of their respective Affiliates), such Obligation and/or such amounts payable shall be deemed to be reinstated as though such payment had not been made and the Program Termination Date shall be deemed to have not occurred.
“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
“Rating Agency”: Egan Jones, or another nationally recognized statistical rating organization consented to by the Required Lenders.
“Real Property”: with respect to any Person, all of the right, title, and interest of such Person in and to land, improvements and fixtures, including ground leases.
“Recipient”: the Administrative Agent or any Lender.
“Recourse Borrower Subsidiary”: a Borrower Subsidiary that is a borrower, seller, counterparty, or otherwise has any obligation to pay amount, contribute any asset or otherwise incur any liability in respect of any Recourse Indebtedness.
“Recourse Indebtedness”: with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability (such as through a loan agreement, security agreement, subscription agreement, repurchase agreement, guarantee agreement or any similar agreement), exclusive of any such Indebtedness for which such recourse liability is limited as Non-Recourse Indebtedness.
“Reduction Fee”: In respect of any reduction or termination of Commitment pursuant to Section 2.17, if such reduction or termination is made on or prior to the date that is (i) the one (1) year anniversary of the Closing Date (the “First Reduction Fee Period”), a fee equal to 0.50% of the aggregate amount of such reduction or termination of the Commitment, (ii) the two (2) year anniversary of the Closing Date (the “Second Prepayment Fee Period”) but after the First Prepayment Fee Period, a fee equal to 0.25% of the aggregate amount of such reduction or termination of the Commitment, and (iii) on or after the Second Prepayment Fee Period, a fee equal to zero.
“Reference Period”: as of any date of determination, the most recently completed four consecutive fiscal quarters of BSPRT on or immediately prior to such date, or, if less than four consecutive fiscal quarters have been completed since the Closing Date, the fiscal quarters that have been completed since such date; provided that, for purposes of computing the amount of Consolidated EBITDA, Consolidated Interest Expense or Consolidated Fixed Charges included in the calculation of a financial ratio or financial covenant for the fiscal quarters ending March 2020, June 2020 and September 2020, such amount for the Reference Period then ended (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) shall be multiplied by four, two and 1.33 respectively.
“Register”: as defined in Section 11.6(c).
“Regulation U”: Regulation U of the Board as in effect from time to time.
“REIT Status”: with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Section 857 et seq. of the Code, including a deduction for dividends paid.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under PBGC Reg. § 4043.
“Required Facility Rating”: a rating of at least BBB by Egan Jones or the equivalent of such rating from another Rating Agency proposed by the Required Lenders and consented to by the Borrower for the Facility.
“Required Lenders”: at any time, the holders of more than 51% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
“Requirements of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any treaty, federal, state, county, municipal and other governmental statutes, laws, orders, rules, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities or determination of an arbitrator or a court, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Responsible Officer”: means in respect of any Person, the president, chief executive officer, the executive vice president, the senior vice president, any vice president, managing director, chief financial officer, the treasurer or any other duly authorized officer of such Person.
“Restricted Payment”: any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Person, or any payment (whether in cash, securities or other property), including any payment on account of, any setting apart of assets for a sinking or other analogous fund or similar deposit for, or redemption, retirement, defeasance, acquisition, cancellation or termination of, any such Capital Stock, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or on account of any option, warrant or other right to acquire any such dividend or other distribution or payment or any declaration to effect the same, (b) payment of any fees, expenses or other amounts to any Affiliate, including without limitation, payment of any principal, interest, margin or any other amount owed in respect of any Indebtedness of any Affiliate (other than administrative or overhead costs and expenses which are payable to third parties but, consistent with past practices, must be paid to an Affiliate), except, in each case under clause (a) or (b) above, to the extent paid in accordance with Section 5.9(b), or (c) payment of any amount pursuant to a Permitted Guarantee.
“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.
“Revolving Credit Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).
“Revolving Credit Termination Date”: the earlier to occur of (x) August 11, 2022, and (y) the Maturity Date.
“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Loans made by such Lender then outstanding.
“Sanctions”: any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
“Secured Parties”: the Lenders and the Administrative Agent.
“Securities Act”: the Securities Act of 1933.
“Security Documents”: this Agreement, the Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, as each may be amended, restated, supplemented or otherwise modified from time to time.
“Shareholders’ Equity”: as of any date of determination, the consolidated shareholders’ equity (including, for the purpose of clarity, both common and preferred equity) of the Loan Parties and their Subsidiaries as of such date of determination, as determined in accordance with GAAP.
“Sterling Guaranty”: the Guaranty to be entered into by BSPRT in respect of the Recourse Indebtedness of BSPRT Kemble Finance, LLC, in favor of Sterling National Bank, in form reasonably satisfactory to the Required Lenders and up to a maximum amount of $43,350,000, excluding ordinary course fees, expenses and indemnities.
“SOFR”: with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specially Designated Nationals List”: the Specially Designated Nationals and Blocked Persons List maintained by OFAC and available at http://www.ustreas.gov/offices/enforcement/ofac/sdn/, or as otherwise published from time to time.
“State”: any state, commonwealth or territory of the United States of America, in which the subject of such reference or any part thereof is located.
“Subordinated Obligations”: as defined in Section 9.7(b).
“Subordination Agreement”: the Subordination Agreement substantially in the form of Exhibit I hereto.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Tax”: any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing.
“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.
“Transferee”: as defined in Section 11.14.
“UCC”: the Uniform Commercial Code, as from time to time in effect in the applicable jurisdictions.
“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“USA PATRIOT Act”: the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107- 56), as amended from time to time.
1.2    Other Definitional Provisions; Rules of Construction. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(a)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Loan Party and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(d)    All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
(e)    The headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof.
(f)    References in this Agreement to “including” shall mean including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.
(g)    Each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement.
(h)    Any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(i)    References to day or days without further qualification means calendar days
(j)    For purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 11.1.
(k)    Unless otherwise expressly stated in this Agreement, if at any time any changes in GAAP would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Loan Document, the Loan Parties and the Required Lenders shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that until so amended, (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change, and (ii) the applicable Loan Party shall provide to the Lenders and the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Lenders and the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP.
(l)    Unless otherwise specified, all references herein to times of day shall be references to New York City time.
(m)    Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and rules and regulations promulgated pursuant to such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
SECTION 2    AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENT
2.1    Revolving Commitments. (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the “Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for such Lender which does not exceed the amount of such Lender’s Commitment; provided that, the Total Revolving Extensions of Credit shall at no time exceed the Total Commitments at such time. During the Revolving Credit Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
(a)    The Borrower shall repay all outstanding principal and interest on the Loans and the other Obligations on the Maturity Date.
2.2    Procedure for Revolving Credit Borrowing. The Borrower may borrow Loans under the Commitments on any Business Day during the Revolving Credit Commitment Period; provided that, the Borrower shall deliver to the Administrative Agent and the Lenders a written Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 11:00 A.M. (New York City time) two Business Days prior to the requested Borrowing Date). Each such Borrowing Notice shall specify the date of such borrowing (which shall be a Business Day), the aggregate amount of the requested Loans, and the wiring instructions of the Borrower’s account to which funds are to be disbursed. Each borrowing of Loans hereunder shall be in an amount equal to $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less, such lesser amount). Each Lender will make its Revolving Credit Percentage of the amount of each borrowing of Loans available to the Administrative Agent for the account of the Borrower indicated on the applicable Borrowing Notice to the Administrative Agent’s Account prior to 2:00 P.M. (New York City time) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Upon receipt of all requested funds, such borrowing will then be made available to the Borrower by the Administrative Agent by promptly wiring the amounts so received in like funds in accordance with the Borrowing Notice.
2.3    Repayment of Loans; Evidence of Debt. (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 7.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof, in each case, at the rates per annum, and on the dates, set forth in Section 2.8.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(b)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 11.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by any Lender and the Register maintained by the Administrative Agent in respect of such matters, the Register of the Administrative Agent shall control in the absence of manifest error; provided, that the Administrative Agent and each such Lender shall work in good faith to resolve such conflict.
(c)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender to maintain any such account or any error therein, or the failure by the Administrative Agent to maintain the Register or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.
(d)    the Borrower agrees that, upon the request by any Lender, the Borrower will promptly execute and deliver to such Lender a Note evidencing any Loans of such Lender, substantially in the form of Exhibit D, with appropriate insertions as to date and principal amount; provided that, delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of Loans, if any, on the Closing Date.
2.4    Commitment Fee; Fee Letters. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the applicable Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable monthly in arrears on the last Business Day of each month and on the Maturity Date, commencing on the first of such dates to occur after the date hereof.
(a)    The Borrower agrees to pay to the Lenders the fees in the amounts and on the dates set forth in the Lender Fee Letter and otherwise from time to time agreed to in writing by the Borrower and the Lenders.
2.5    Termination of Commitments. The Commitments shall terminate on the Revolving Credit Termination Date.
2.6    Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon delivery of an irrevocable Prepayment Notice delivered to the Administrative Agent and the Lenders no later than 2:00 P.M. (New York City time) three Business Days prior thereto, which Prepayment Notice shall specify the date and amount of such prepayment; provided that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. If a Prepayment Notice is given, the amount specified in such Prepayment Notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the aggregate outstanding principal amount of the Loans are less, such lesser amount).
2.7    Mandatory Prepayments. (a) If at any date the Total Revolving Extensions of Credit exceed the Total Commitments as of such date, the Borrower shall prepay the Loans within one Business Day of such date in an aggregate amount equal to or greater than such excess so that the Total Revolving Extensions of Credit no longer exceed the Total Commitments as of such date of prepayment.
(a)    If an Adverse Facility Rating Event shall have occurred, the Borrower shall (i) specify a repayment date pursuant to the terms of this Section 2.7(b) in the notice of such Adverse Facility Rating Event provided to the Administrative Agent pursuant to Section 5.7(a), and (ii) repay all outstanding Loans, interest thereon, and all other Obligations within forty-five (45) days after the occurrence of such Adverse Facility Rating Event. The Borrower shall deliver to the Administrative Agent written notice of any prepayment due pursuant to this Section 2.7 not later than 10:00 A.M. (New York City time) on the date of such mandatory prepayment. Upon receipt of such notice, Administrative Agent shall promptly notify the Lenders of such prepayment.
2.8    Interest Rates and Payment Dates. (a)  Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such day plus the Applicable Margin.
(a)    (i) At any time an Event of Default has occurred and is continuing, all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% per annum, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other Obligation payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans plus 2% per annum, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
(b)    Interest shall be payable in arrears on each Interest Payment Date; provided that (i) interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand during the applicability of Section 2.8(b), and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. The Administrative Agent shall use commercially reasonable efforts to deliver an invoice 5 Business Days prior to each Interest Payment Date; provided that, the Administrative Agent’s failure to deliver an invoice pursuant to this Section 2.8(b) shall not relieve, excuse or waive any of the Borrowers’ payment or other obligation under the Loan Documents.
2.9    Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin. (a)  Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBO Rate.
(a)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.
2.10    Inability to Determine Interest Rate; Replacement of LIBO Rate.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has provided such proposed amendment to the Borrower and the Lenders, without any further action or consent of the Borrower. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.10 will occur prior to the applicable Benchmark Transition Start Date.
(b)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent (with the consent of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall provide prompt written notice of such amendment to the other parties hereto.
(c)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2,10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and shall be made by the Administrative Agent (with the consent of the Required Lenders) and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or “Benchmark Replacement”, other than the determination thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 2.10 will be similar to, or produce the same value or economic equivalence of the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
(d)    During any Benchmark Unavailability Period, all Loans shall bear interest at the Base Rate.
2.11    Pro Rata Treatment and Payments. (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any repayment of the Loans, shall be made pro rata to the Lenders according to the Revolving Credit Percentages of the Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable under the Lender Fee Letter shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
(a)    Each payment (including each prepayment) by the Borrower on account of principal of the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.
(b)    Each payment of the Loans shall be accompanied by accrued interest to the date of such payment on the amount paid.
(c)    All payments (including prepayments) to be made by any Loan Party in respect of the Obligations, whether on account of principal, interest, fees or otherwise, shall be made without setoff, counterclaim or deduction and shall be made prior to the Payment Time, on the due date thereof to the Administrative Agent, for the account of the Administrative Agent or the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by any Loan Party after the Payment Time on any Business Day shall (unless otherwise directed by the Required Lenders) be deemed to have been made on the next following Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Loan or other Obligation becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be deemed made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing of Loans that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, but shall not be required to, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the Base Rate, on demand, from the Borrower.
(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment of Loans due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(f)    Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.
2.12    Requirements of Law. (a) If any Change in Law:
(i)    shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it (except for Non-Excluded Taxes imposed on amounts payable by the Borrower under this Agreement, taxes expressly excluded under the provisions of Section 2.13 in defining “Non-Excluded Taxes” or Other Taxes covered by Section 2.1);
(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate hereunder; or
(iii)    shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.12, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than twelve months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the twelve-month period referred to above shall be extended to include the period of retroactive effect thereof).
(c)    If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under to a level below that which such Lender or such corporation could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(d)    A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.13    Taxes. (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable Law. If any applicable Law (as determined in good faith by an applicable withholding agent) requires the deduction or withholding of any Tax, excluding, however, (i) net income Taxes (however denominated), branch profit Taxes, and franchise Taxes, (A) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes; (ii) Taxes that are attributable to such Recipient’s failure to comply with the requirements of paragraph (e) or (h) of this Section 2.13; (iii) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to such Lender pursuant to a law in effect on the date on which such Lender (A) becomes a party to this Agreement, or (B) designates a new lending office, except, in each case, to the extent that pursuant to this Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before the time of assignment or to such Lender immediately before it changed its lending office; or (iv) any U.S. federal withholding Taxes imposed under FATCA (Taxes not so excluded, and imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, “Non-Excluded Taxes”), then, in the case of any Non-Excluded Taxes or any Other Taxes, the amounts so payable to the Recipient shall be increased to the extent necessary to yield to the Recipient (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.
(a)    In addition, without duplication of other amounts payable by the Borrower or Loan Party pursuant to Section 2.13(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b)    The Borrower shall indemnify each Lender or the Administrative Agent, as the case may be, within ten days after demand therefor, for the full amount of any Non- Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13(c)) payable or paid by the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fail to pay any Non- Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any Taxes that may become payable by the Administrative Agent or any Lender as a result of any such failure, except to the extent that any such amounts are compensated for by an increased payment under Section 2.15(a). The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    Each Lender shall deliver documentation and information to the Borrower and the Administrative Agent, at the times and in form required by applicable law or reasonably requested by the Borrower or the Administrative Agent, sufficient to permit the Borrower or the Administrative Agent to determine whether or not payments made with respect to this Agreement or any other Loan Documents are subject to taxes, and, if applicable, the required rate of withholding or deduction. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Except for the items expressly referenced in clause (i) below, a Lender shall not be required to deliver any documentation or information pursuant to this paragraph that such Lender is not legally able to deliver. Without limiting the generality of the foregoing,
(i)    Any Lender (or Transferee) that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent Internal Revenue Service Form W-9 (or successor form) on or prior to the date it becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) establishing that such Lender is not subject to U.S. backup withholding or such Lender shall otherwise establish an exemption from U.S. backup withholding, and provide a new U.S. Internal Revenue Service Form W-9.
(ii)    Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant that would be Non-U.S. Lender if it were a Lender (each, a “Non-U.S. Participant”), to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W- 8ECI, Form W-8IMY (together with all required supporting documentation), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit E-1, E-2, E-3 or E-4, as applicable, and a Form W-8BEN or Form W-8BEN-E, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Non-U.S. Participant, on or before the date such Non-U.S. Participant purchases the related participation) (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent). Each Non-U.S. Lender shall promptly notify the Borrower (or, in the case of a Non-U.S. Participant, the Lender from which the related participation shall have been purchased) at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
(e)    For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.
(f)    The Administrative Agent shall deliver to the Borrower a duly executed U.S. branch withholding certificate on U.S. Internal Revenue Service Form W-8IMY evidencing its agreement to be treated as a United States person with respect to payments made by the Borrower under this Agreement on or prior to the Closing Date, and thereafter when such documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 2.13, the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver.
(g)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)    If the Administrative Agent or a Lender determines in its discretion exercised in good faith that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender is required to repay all or a portion of such refund to the relevant Governmental Authority, Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender within three Business Days after receipt of written notice that the Administrative Agent or such Lender is required to repay such refund (or a portion thereof) to such Governmental Authority. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to Borrower the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Non-Excluded Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and additional amounts with respect to such Non-Excluded Taxes had never been paid.
(i)    Nothing in this Section 2.13 shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
2.14    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual out-of-pocket loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, or continuation of Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, or continued, for the period from the date of such prepayment or of such failure to borrow or continue to the last day of such Interest Period (or, in the case of a failure to borrow or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.15    Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Loans at the LIBO Rate or other Benchmark Replacement as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make such Loans at such rate and continue Loans as such shall forthwith be canceled, and (b) such Lender’s Loans then outstanding, if any, shall, upon notice to the Borrower, automatically be deemed to accrue interest at the Base Rate on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.
2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.12, 2.13 or 2.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.12, 2.13(a) or 2.15.
2.17    Termination or Reduction of Commitments. So long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent, to terminate the Commitments or, from time to time, reduce the aggregate amount of the Commitments; provided that, (x) no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Commitments, and (y) the Borrower shall pay a fee to the Lenders, pro rata based on the Revolving Credit Percentages equal to the Reduction Fee; provided, however, that no portion of the Reduction Fee shall be due or payable to any Defaulting Non-Approved Assignee or its Affiliates. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof (or, if the aggregate Commitments are less, such lesser amount), and shall reduce permanently the Commitments then in effect.

SECTION 3    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Guarantors jointly and severally represent and warrant on and as of the Closing Date, each Borrowing Date and in respect of Section 3.16 on each date any such information is delivered, on behalf of the other Loan Parties, to the Administrative Agent and each Lender that:
3.1    Financial Condition.
(a)    The unaudited consolidated balance sheet of BSPRT as at December 31, 2019, and the related consolidated statements of income and retained earnings and of cash flows for the fiscal quarter ended on such date, copies of which have heretofore been furnished to each Lender, present fairly in accordance with GAAP (to the extent applicable) the consolidated financial condition of BSPRT and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal quarter then ended.
(b)    The audited consolidated balance sheet of BSPRT as at September 30, 2019, and the related consolidated statement of income and retained earnings and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly in accordance with GAAP (to the extent applicable) the consolidated financial condition of BSPRT and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended, and show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(c)    All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, subject, in the case of the quarterly financial statements, to normal year-end audit adjustments and the absence of footnotes. The Loan Parties do not have any material Guarantee Obligations (other than pursuant to this Agreement), contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from September 30, 2019 to and including the date hereof there has been no Disposition by BSPRT and its Subsidiaries of any material part of its business or Property.
3.2    No Change. Since September 30, 2019 there has been no development or event in respect of it or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, which has not been disclosed by a Loan Party in accordance with Section 5.7(f) and waived in writing by the Administrative Agent at the direction of the Required Lenders.
3.3    Corporate Existence; Compliance with Law; Jurisdiction of Organization.
(a)    Each of the Loan Parties and its Subsidiaries (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right and all requisite governmental licenses, authorizations, consents and approvals to own and operate its Property and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing (to the extent such concept exists in such jurisdiction) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law, except in the case of clauses (ii) (with respect to requisite governmental licenses, authorizations, consents and approvals only), (iii) and (iv) to the extent that the failure to so qualify or comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Each Loan Party’s (other than BSPRT’s) jurisdiction of organization is Delaware, and BSPRT’s jurisdiction of organization is Maryland. Each Loan Party’s principal place of business and chief executive office is at the addresses referred to in Section 11.2(a). None of the Loan Parties have transacted any business under its name set forth in Section 11.2(a).
3.1    Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) the borrowings hereunder, (b) the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, or (c) the consummation of the transactions contemplated by the Loan Documents and compliances with the terms, conditions and provisions hereof or thereof, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect. Each Loan Document has been or will be duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.2    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the granting of the Lien to the Secured Parties hereunder and the use of the proceeds thereof will not conflict with, result in a breach or violation of, or constitute a default under any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to, or require any payment to be made under, any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to any Loan Party or any Subsidiary of a Loan Party could reasonably be expected to have a Material Adverse Effect.
3.3    No Material Litigation. Except as otherwise disclosed to the Administrative Agent prior to the Closing Date or after the Closing Date pursuant to Section 5.7(c) and waived in writing by the Administrative Agent at the direction of the Required Lenders, no action, suit, claim, dispute litigation, investigation or proceeding at law, in equity, in arbitration or before any arbitrator or Governmental Authority is pending or, to the Knowledge of such Loan Party, threatened by or against any Loan Party, any of their respective Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
3.4    No Default. None of the Loan Parties is in default under or with respect to any of its Contractual Obligations in any respect, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing which has not been disclosed in accordance with Section 5.7(a) and waived in writing by the Administrative Agent at the direction of the Required Lenders. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
3.5    No Debt. Neither any Loan Party nor any of its Subsidiaries have any Indebtedness outstanding, except for Permitted Indebtedness. Schedule 2 hereto sets forth a complete and accurate list of all Permitted Guarantees of the Loan Parties and the underlying amounts guaranteed as of March 23, 2020. Schedule 3 hereto sets forth a complete and accurate list of all Recourse Indebtedness of the Loan Parties and their Subsidiaries (other than Permitted Guarantees) as of March 23, 2020.
3.6    Taxes. Each of the Loan Parties and their Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party; and no tax Lien has been filed (other than with respect to any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Loan Party, as the case may be), and, to the Knowledge of such Loan Party or Subsidiary, no claim is being asserted against any Loan Party or a Subsidiary of a Loan Party, with respect to any such tax, fee or other charge.
3.7    Federal Regulations. None of the transactions contemplated herein (including, without limitation, the use of proceeds of any Loans, the use of the proceeds from the sale of the Collateral, and any extensions of credit hereunder), will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including without limitation, Regulations T, U and X of the Board. Such Loan Party does not own or intend to carry or purchase, and no proceeds from the Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, to extend “purpose credit” within the meaning thereof or for any purpose that violates the provisions of the Regulations of the Board.
3.8    Labor Matters. Except as otherwise disclosed by the Borrower pursuant to Section 5.7(f) and waived in writing by the Administrative Agent at the direction of the Required Lenders, there are no strikes or other labor disputes against any Loan Party or any Subsidiary of a Loan Party pending or, to the Knowledge of any Loan Party, threatened that (individually or in the aggregate) in either case could reasonably be expected to have a Material Adverse Effect.
3.9    ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards and benefit limitations of Section 412, 430 or 436 of the Code with respect to any Plan (whether or not waived) has occurred. Each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during the previous five years. Neither the Borrower, the Guarantors nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in liability, and neither the Borrower nor the Guarantors would become subject to any liability under ERISA if the Borrower, any Guarantor or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.
3.10    Investment Company Act; Other Regulations. No Loan Party or a Subsidiary of a Loan Party is required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.
3.11    Use of Proceeds. The proceeds of the Loans shall be used by the Borrower and/or the Borrower Subsidiaries (i) to fund Investments in accordance with the Investment Guidelines, and/or (ii) for general corporate purposes.
3.12    Environmental Matters. Except with respect to any matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or its Subsidiaries has (i) failed to comply with any Environmental Law, (ii) failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (iii) become subject to any Environmental Liability that remains outstanding, (iv) received written notice of any claim with respect to any Environmental Liability that remains outstanding or (v) gained Knowledge of any basis for any Environmental Liability that remains outstanding.
3.13    Accuracy of Information, etc. Each Notice of Borrowing and all other information, reports, certificates, statements and data provided by or on behalf of any Loan Party (other than financial estimates, forecasts and other forward-looking information, pro forma financial information and information of a general economic or industry-specific nature) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby, the negotiation of this Agreement, delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) is and will be true, correct and complete in all material respects on the date such information is provided and as of such date no such information contains, or will contain, any misrepresentation or any omission to state therein matters necessary to make the statements made therein not misleading in any material respect under the circumstances in which they were made. With respect to any projections (including the projections delivered on the Closing Date), financial estimates, forecasts and other forward-looking information or any pro forma financial information, each Loan Party represents and warrants that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation by the applicable Loan Party; it being understood that such projections may vary from actual results and that such variances may be material.
3.14    No Other Liens; Security Documents. Except for the security interested granted to the Administrative Agent on behalf of the Secured Parties hereunder (and subject to the Liens permitted by Section 6.3), each Loan Party owns each item of the Collateral pledged by such Loan Party hereunder free and clean of all Liens. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent on behalf of the Secured Parties hereunder. Each Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. When the financing statements in appropriate form are filed in the offices specified on Schedule 3.17 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings as are specified in the Security Documents have been completed (all of which filings have been duly completed), the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case free and clear of all Liens (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).
3.15    Representations and Warranties Regarding Subsidiaries. (a) The Loan Parties have no Subsidiaries other than those specifically disclosed in Schedule 1, and, subsequent to the Closing Date, such Subsidiaries shall have been formed in compliance with Section 6.14, and all of the outstanding Capital Stock in such Subsidiaries has been validly issued, is fully paid and nonassessable and, as of the Closing Date, is owned (directly or indirectly) by a Loan Party in the amounts specified on such Schedule 1 free and clear of all Liens except those permitted by Section 6.3. The Loan Parties own no Capital Stock in any other corporation or entity other than those specifically disclosed in Schedule 1, which schedule may be updated from time to time after the Closing Date pursuant to Section 6.14. All of the outstanding Capital Stock in the Loan Parties (other than BSPRT) has been validly issued, and is fully paid and nonassessable and is owned by the Persons and in the amounts specified on Schedule 1.
(a)    The organizational documents of each Loan Party (other than BSPRT) and each of its Direct Subsidiaries expressly permits the owners of its Capital Stock (to the extent such Capital Stock is a membership interest in a limited liability company organized in Delaware) to pledge all of their rights, title and interest to another Person, and upon exercise of any secured party of its rights and remedies, expressly allows such secured party or other successful bidder to automatically succeed to all right, title and interest in such pledged Capital Stock, including, without limitation (i) its “limited liability company interest” as defined in the Delaware Limited Liability Company Act, (ii) its right to participate in the management of the business and affairs of such Loan Party or Direct Subsidiary, as applicable, and (iii) its status as a “member”.
(b)    The Pledged Stock consists entirely of “general intangibles” (as defined in the UCC) and is not (i) dealt in or traded on securities exchanges or in securities markets, (ii) by its terms expressly subject to Article 8 of the UCC, (iii) an investment company security (within the meaning of Section 8-103(c) of the UCC), or (iv) credited to a securities account (within the meaning of Section 8-501(a) of the UCC).
(c)    As of March 26, 2020 the organization and structure chart of BSPRT and its Subsidiaries is as set forth on Schedule 3.18 hereto.
3.16    Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
3.17    REIT Status; Tax Status. The Borrower is classified as a partnership for U.S. federal income tax purposes. BSPRT has been organized and operated in a manner that has allowed it to qualify for REIT Status commencing with its taxable year ending December 31, 2013. Each of the other Loan Parties is treated as a qualified REIT subsidiary, as defined in Section 856(i)(2) of the Code, and is not an association taxable as a corporation under the Code.
3.18    Insurance. The Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies (as determined in the good faith judgment of the applicable Loan Party) which are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar assets (as determined in the good faith judgment of the applicable Loan Party).
3.19    Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (a)  Neither the Borrower, nor any other Loan Party or Controlled Affiliate (i) is or has, directly or indirectly, engaged in business dealings with any party subject to, or any party owned or controlled by any party subject to, Sanctions, (ii) is located, organized or residing in or has, directly or indirectly, conducted business dealings with a party located, organized, or residing in a Designated Jurisdiction or (iii) derived income from business dealings with a party subject to Sanctions.
(a)    Neither the Borrower nor any other Loan Party or Controlled Affiliate has derived or used any of its assets in violation of the anti-money laundering or anti-terrorism laws or regulations of the United States, including but not limited to the USA PATRIOT Act, the Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order issued by the President.
(b)    Neither the Borrower, nor any other Loan Party or Controlled Affiliate has failed to comply with applicable anti-bribery and anti-corruption laws and regulations (including the FCPA), including failing to comply in any manner that may result in the forfeiture of the proceeds of the Loans or any Collateral or a claim of forfeiture of the proceeds of the Loans or any Collateral.
(c)    No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Secured Party) of Sanctions.
SECTION 4    CONDITIONS PRECEDENT
4.1    Conditions to the Closing Date. The effectiveness of the Commitments of each Lender, and the agreement of each Lender to make the initial extension of credit requested to be made by it hereunder on or after the Closing Date, is subject to the satisfaction of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Guarantors and each Lender party hereto, (ii) the Administrative Agent Fee Letter executed and delivered by a duly authorized officer of the Borrower, (iii) the Lender Fee Letter executed and delivered by a duly authorized officer of the Borrower and each Lender party thereto (iv) each Assignment Agreement, executed and delivered by a duly authorized officer of the Borrower and Holdings, and (v) to the extent requested by any Lender, a Note duly completed and executed by the Borrower and payable to such Lender.
(b)    Financial Condition Covenants. The Administrative Agent shall have received (i) a Compliance Certificate containing all information and calculations reasonably necessary for determining pro forma compliance with Section 6.1 as of the last day of the fiscal quarter of BSPRT ended September 30, 2019 after giving effect to the transactions contemplated hereby to occur on the Closing Date, and (ii) a completed list of all Properties held by the Loan Parties and their Subsidiaries as of the Closing Date, signed on behalf of BSPRT by a Principal Financial Officer.
(c)    Projections; Financial Statements. The Lenders shall have received (i) projections with respect to BSPRT and its consolidated Subsidiaries’ financial performance in form and substance reasonably acceptable to the Administrative Agent, and (ii) audited consolidated financial statements of BSPRT and its consolidated Subsidiaries for the 2017 and 2018 fiscal years.
(d)    Third-Party Approvals. All governmental and third-party approvals necessary in connection with the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
(e)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, including pursuant to the Administrative Agent Fee Letter and the Lender Fee Letter, as applicable, and all actual out-of-pocket expenses for which invoices have been presented (including reasonable fees, actual out-of-pocket disbursements and other charges of outside counsel to the Administrative Agent and the Lenders), on or before the Closing Date.
(f)    Solvency. The Administrative Agent shall have received a certificate (in form and substance reasonably satisfactory to the Administrative Agent) from a Responsible Officer of BSPRT certifying that it and each of its Subsidiaries after giving effect to the transactions contemplated hereby to occur on the Closing Date, are Solvent.
(g)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which the UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in the Collateral, and such search shall reveal no Liens on any of the assets of the Loan Parties which constitutes Collateral hereunder.
(h)    Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, free and clear of any Liens (other than with respect to Liens expressly permitted by Section 6.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.
(i)    Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
(j)    Legal Opinion. The Administrative Agent shall have received executed legal opinions of Nelson Mullins Riley & Scarborough LLP, counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent. Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.
(k)    USA PATRIOT Act. The Lenders and the Administrative Agent shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, and including but not limited to, a duly executed IRS Form W-9 for the Borrower.
(l)    Ratings Letter. The Lenders and the Administrative Agent shall have received a letter signed by Egan Jones confirming that the Facility has been assigned the Required Facility Rating.
(m)    No Material Adverse Effect. No event or condition shall have occurred since the date of BSPRT’s most recent audited financial statements delivered to the Administrative Agent which has had or could reasonably be expected to have a Material Adverse Effect.
4.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
(a)    Control Agreement; Collection Account. Within sixty (60) days of the Closing Date, (i) the Control Agreement shall have been duly executed and delivered by the Deposit Bank, a duly authorized officer of each Loan Party and the Administrative Agent, (ii) each Collection Account shall have been established at the Deposit Bank pursuant to documentation reasonably satisfactory to the Administrative Agent, and subject to the Control Agreement, and (iii) the Administrative Agent shall have received executed legal opinions of Nelson Mullins Riley & Scarborough LLP, counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, covering such matters incident to the Control Agreement and the Collection Accounts as the Administrative Agent may reasonably require and addressed to the Administrative Agent and the Lenders.
(b)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that, (x) to the extent that any such representation or warranty relates to a specific earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date, and (y) to the extent that any such representation and warranty is qualified as to “materiality”, “Material Adverse Effect” or similar language, such representations and warranties shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(c)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date or from the application of the proceeds therefrom.
(d)    Borrowing Notice. The Borrower shall have delivered to the Administrative Agent a Borrowing Notice in accordance with Section 2.2.
(e)    Facility Rating. No Adverse Facility Rating Event shall have occurred and be continuing.
Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5    AFFIRMATIVE COVENANTS
The Borrower and the Guarantors hereby jointly and severally agree that until the Program Termination Date, the Borrower and the Guarantors shall, and solely with respect to Sections 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.11, 5.12, 5.13 and 5.14 cause each of their Subsidiaries to:
5.1    Financial Statements. Furnish to the Administrative Agent on behalf of each Lender:
(a)    as soon as available, but in any event within 100 days after the end of each fiscal year of BSPRT, a copy of the audited consolidated balance sheet of BSPRT and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of such year and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than in respect of an upcoming maturity of Indebtedness occurring within one year from the delivery of such opinion or any potential inability to satisfy a financial condition covenant on a future date or in a future period), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of BSPRT’s annual report on Form 10-K for each such fiscal year as filed with the SEC within the time periods specified above, will satisfy the obligation under this Section 5.1(a) with respect to such fiscal year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit); and
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of BSPRT, beginning with the quarter ending March, 2020, the unaudited consolidated balance sheet of BSPRT and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of such quarter and for the corresponding period in the previous year, certified by a Responsible Officer of BSPRT as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes) (it being agreed that the furnishing of BSPRT’s quarterly report on Form 10-Q for each such fiscal quarter, as filed with the SEC within the time periods specified above, will satisfy the obligations under this Section 5.1(b) with respect to such fiscal quarter);
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
5.2    Certificates; Other Information. Furnish to the Administrative Agent on behalf of each Lender, or, in the case of clause (d), to the relevant Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no Default or Event of Default has occurred and is continuing, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
(b)    concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that no Default or Event of Default has occurred and is continuing except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of BSPRT, as the case may be;
(c)    (i) within five Business Days after the same are sent, copies, including copies sent electronically, of all financial statements and reports that BSPRT sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that BSPRT may make to, or file with, the SEC; and (ii) within five Business Days after the receipt thereof, copies of all written correspondence received from the SEC concerning any material investigation or inquiry regarding financial or other operational results of any Loan Party; and
(d)    promptly, such additional information regarding the business, legal, financial, corporate affairs or assets of any Loan Party or a Subsidiary of a Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request.
5.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent subject to applicable notice and cure periods, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on its books.
5.4    Conduct of Business and Maintenance of Existence. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all necessary action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4; and (b) comply and cause each of its Subsidiaries to comply, with all Contractual Obligations and Requirements of Law, including Environmental Laws, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.4.
5.5    Maintenance of Property; Insurance. (a)  Keep and maintain its property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and in compliance with all material applicable standards, rules or regulations imposed by any Governmental Authority or by any insurance policy held it.
(a)    Maintain with insurance companies which it believes (in its good faith judgment) are financially sound and reputable, insurance in such amounts and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses (as determined in its good faith judgment).
5.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries are full, true and correct and in accordance with GAAP and with all Requirements of Law, shall be made of all dealings and transactions in relation to its business and activities, and (b) permit representatives of any Lender or the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books, records and accounts at any reasonable time and as often as may reasonably be desired and to discuss its business, operations, properties and financial and other condition with its officers and employees and with its independent certified public accountants.
5.7    Notices. Promptly (unless otherwise specified below) give notice to the Administrative Agent, on behalf of each Lender, of:
(a)    as soon as possible, and in any event, within two (2) Business Days, the occurrence of any Adverse Facility Rating Event or any other change in the Facility Rating, Default or Event of Default or the breach of any representation or warranty set forth in Section 3.1, together with a certificate setting forth details thereof and the actions to be taken or proposed to be taken with respect thereto;
(b)    any (i) default or event of default under any Contractual Obligation of any Loan Party of which such Loan Party knows, should have known or has otherwise received written notice thereof or (ii) litigation, investigation of which such Loan Party has Knowledge, or proceeding which may exist at any time between any Loan Party or any Subsidiary of a Loan Party and any Governmental Authority;
(c)    any pending or threatened (in writing to any Loan Party or any Subsidiary of a Loan Party), litigation, investigation or proceeding affecting any Loan Party or any Subsidiary of a Loan Party (i) in which the aggregate actual or estimated liability, individually or in the aggregate, (A) of the Loan Parties and their Subsidiaries is $50,000,000 or more, or (B) of the Loan Parties is $25,000,000 or more, and in each case not covered by insurance or for which adequate reserves have not been established in accordance with GAAP, (ii) in which injunctive or similar relief is sought that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;
(d)    the following events, as soon as possible and in any event within thirty (30) days after any Loan Party knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Guarantor or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;
(e)    promptly after the Loan Parties first obtain Knowledge thereof, any Environmental Claim or other development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by the Loan Parties and their Subsidiaries, in the aggregate, of a Material Environmental Amount, including a full description of the nature and extent of the matter for which notice is given and all relevant circumstances, other than Environmental Claims covered by environmental indemnities or otherwise covered by insurance or for which adequate reserves have been established in accordance with GAAP;
(f)    as soon as possible and in any event within five (5) Business Days of any Loan Party obtaining Knowledge thereof, any development or event that could reasonably be expected to have a Material Adverse Effect;
(g)    as promptly as practicable, and in any event within ten (10) Business Days, after it knows of (x) any claim or other communication by any Governmental Authority alleging or asserting the failure of BSPRT to maintain REIT Status, (y) the failure of BSPRT to maintain REIT Status, or (z) the failure of each other Loan Party that is treated as a qualified REIT subsidiary, as defined in Section 856(i)(2) of the Code to maintain its status as a qualified REIT subsidiary;
(h)    as promptly as practicable, and in any event within thirty (30) days, after any material amendments to the Investment Guidelines;
(i)    promptly after the effectiveness of any amendment or other modification of the organizational documents of any Loan Party, a true correct and complete copy of such amendment or other modification; and
(j)    as promptly as practicable, and in any event within two (2) Business Days, after any claim for payment is made in respect of any Guarantee Obligation, notice of such claim including the total amount thereof.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto. Each notice pursuant to Section 5.7(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
5.8    Further Assurances. From time to time, at its expense, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, it will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may reasonably be required to obtain from it for such governmental consent, approval, recording, qualification or authorization.
5.9    Cash Management. (a)  Each Collection Account shall be established at the Deposit Bank on or prior to the Closing Date. The Borrower and the Guarantors shall cause all Collections payable or distributable to the Borrower or any Guarantor by any Subsidiary to be remitted directly to the Collection Account of the Borrower or such Guarantor, as applicable, without any intermediate commingling. The only permitted distributions or withdrawals from the Collection Accounts of any Loan Party shall be to (i) pay Obligations and other ordinary course expenses by such Loan Party then due and payable, (ii) make distributions to the Collection Account of another Loan Party, (iii) make distributions to the holders of any class of debt or public equity securities of BSPRT, or (iv) in respect of BSPRT or Holdings, and subject to Section 6.6, make a payment pursuant to a Permitted Guarantee.
(a)    To the extent necessary to pay any Obligations then due and payable, the Borrower and each Guarantor shall cause each of its Subsidiaries (other than a Loan Party) to remit (as a dividend, return on capital or otherwise) its Consolidated Net Income to the holders of its Capital Stock.
(b)    If at any time, an Event of Default shall have occurred and be continuing, funds on deposit in each Collection Account shall be applied by the Administrative Agent from time to time to the prepayment and repayment of the Obligations in the amounts and order of priority in its sole discretion.
5.10    Asset Reports. (a)  Beginning with the quarter ended March 2020, deliver to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender), as soon as available and in any event no later than five Business Days after the end of each quarter, a completed list of all Properties held by the Loan Parties and their Subsidiaries as of the end of such quarter, signed on behalf of BSPRT by a Principal Financial Officer substantially in the form of Exhibit H.
(a)    Beginning with the month ended February 2020, deliver to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender), as soon as available and in any event no later than five Business Days after the end of each month, a certification signed by a Responsible Officer of the Borrower (and in respect of clause (iv) and (v) below, by a Principal Financial Officer of the applicable Guarantor(s) or Borrower Subsidiary) certifying (i) the aggregate borrowings of Loans that occurred during such month and that have occurred as of the end of such month, (ii) the use of proceeds of each such Loan setting forth in reasonable detail (x) the pool of assets funded by such proceeds and the purchase price of each asset therein, or (y) the corporate purposes for which such proceeds were utilized, (iii) the amount of Permitted Indebtedness relating to warehouse financings or securitizations utilized by each Loan Party and each Subsidiary of a Loan Party, and the applicable advance rate on each asset in the related warehouse or securitization, (iv) the Permitted Guarantees in effect as of the last day of such month, in substantially the same form as Schedule 2 hereto, including in respect of each Permitted Payment Guarantee, the maximum dollar amount guaranteed thereby (excluding ordinary course fees, expenses and indemnities), (v) the Recourse Indebtedness in effect as of the last day of such month, in substantially the same form as Schedule 3 hereto, indicating whether such Recourse Indebtedness constitutes Permitted Recourse Indebtedness and the Maximum Exposure Amount of such Recourse Indebtedness, and demonstrating in reasonable detail compliance with each of the provisions of Section 6.1(e), including, without limitation, the assets of each Borrower Subsidiary and of BSPRT on a consolidated basis, and (vi) such other information as reasonably requested by the Administrative Agent from time to time, including in respect of any Subsidiary of the Loan Parties.
5.11    Taxes. Timely file or cause to be filed all Federal, state and other tax returns that are required to be filed and shall timely pay all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on its or BSPRT’s books).
5.12    Disclosable Events. If it obtains Knowledge or receives any written notice that any Loan Party or Controlled Affiliate is in violation of Section 6.17(a), 6.17(b) or 6.17(c), including any such violation that could result in the forfeiture of the proceeds of the Loans or any Collateral or a claim of forfeiture of the proceeds of the Loans or any Collateral (any such violation, a “Disclosable Event”), it shall promptly (i) give written notice to the Administrative Agent of such Disclosable Event and (ii) comply with all applicable laws with respect to such Disclosable Event. Each Loan Party hereby authorizes and consents to the Administrative Agent and each Lender taking any and all steps the Administrative Agent or such Lender deems necessary, in its sole but reasonable discretion, to avoid a violation of all applicable laws with respect to any such Disclosable Event.
5.13    Use of Proceeds. The proceeds of the Loans shall be used by the Borrower and/or the Borrower Subsidiaries (i) to fund Investments in accordance with the Investment Guidelines, and/or (ii) for general corporate purposes.
5.14    Investment Guidelines. All investments, sales, purchases, and other acquisition or disposition of any Property of any Loan Party or a Subsidiary of a Loan Party shall comply with the Investment Guidelines.
SECTION 6    NEGATIVE COVENANTS
The Borrower and the Guarantors hereby jointly and severally agree that until the Program Termination Date, the Borrower and the Guarantors shall not, and solely with respect to Sections 6.2, 6.3, 6.4, 6.7, 6.8, 6.9, 6.12, 6.13(a), 6.14, and 6.17 shall cause each of their Subsidiaries not to, directly or indirectly:
6.1    Financial Condition Covenants.
(a)    Consolidated Fixed Charge Coverage Ratio. As of any date of determination, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1 as of such date of determination.
(b)    Consolidated Tangible Net Worth. As of any date of determination, permit the Consolidated Tangible Net Worth to be less than the sum of (x) $630,000,000 plus (y) an amount equal to 70% of the aggregate increases in Shareholders’ Equity of the Loan Parties and their Subsidiaries after the Closing Date by reason of the issuance and sale of Capital Stock of a Loan Party or any Subsidiary (other than issuances to a Loan Party or a wholly-owned Subsidiary of a Loan Party), including upon any conversion of debt securities of a Loan Party into such Capital Stock for the period commencing on September 30, 2019 and ending at the date of such determination.
(c)    Cash Liquidity. As of any date of determination, permit the Cash Liquidity of the Loan Parties and their Subsidiaries, on a consolidated basis, to be less than $10,000,000.
(d)    Consolidated Leverage Ratio. As of any date of determination, permit the Consolidated Leverage Ratio to be greater than 3.25 to 1.
(e)    Permitted Recourse Indebtedness.
(i)    Permit the sum of the aggregate Maximum Exposure Amount of such Recourse Indebtedness (including, for the avoidance of doubt, the repurchase price in respect of asset or security subject to a repurchase agreement) of BSPRT and its Subsidiaries (other than Permitted Guarantees) to be greater than $850,000,000 without, in the case of each incremental increase thereafter, the prior written consent of the Required Lenders;
(ii)    Permit the aggregate amount of assets (as would be reported on BSPRT’s balance sheet on a consolidated basis in accordance with GAAP) held or owned by any single Recourse Borrower Subsidiary and its Subsidiaries, including any asset in respect of which such Recourse Borrower Subsidiary or any of its Subsidiaries has a repurchase obligation, to be greater than the Permitted Recourse Indebtedness Individual Cap; and
(iii)    Permit the aggregate amount of assets (as would be reported on BSPRT’s balance sheet on a consolidated basis in accordance with GAAP) held or owned by all Recourse Borrower Subsidiaries and their respective Subsidiaries, including any asset in respect of which any such Recourse Borrower Subsidiary or any of its Subsidiaries has a repurchase obligation, to be greater than the Permitted Recourse Indebtedness Aggregate Cap.
6.2    Indebtedness; Permitted Guarantees.
(a)    Create, incur, assume or suffer to exist any Indebtedness, except Permitted Indebtedness.
(b)    Enter into or agree to be bound by any Permitted Performance Guarantee if, at the time of such entry, a Default or Event of Default shall be continuing or shall result therefrom.
(c)    Enter into or agree to be bound by any Permitted Payment Guarantee (i) if, at the time of such entry, a Default or Event of Default shall be continuing or shall result therefrom, or (ii) unless (x) BSPRT has provided written notice of its intent to enter into a Permitted Payment Guarantee, together with a form of such Permitted Payment Guarantee, the aggregate maximum dollar amount of obligations (excluding ordinary course fees, expenses and indemnities) to be guaranteed thereunder, specifying whether such Permitted Payment Guarantee will be incurred in the ordinary course of business of the applicable Borrower Subsidiary, and such other information in respect thereof as requested by the Required Lenders, and (y) the Required Lenders have provided their prior written consent in respect of such Permitted Payment Guarantee; provided, that if the maximum dollar amount of obligations (excluding ordinary course fees, expenses and indemnities) being guaranteed by such Permitted Payment Guarantee is equal to or less than $25 million, then until the aggregate maximum dollar amount of obligations (excluding ordinary course fees, expenses and indemnities) being (or to be) guaranteed by all Permitted Payment Guarantees is equal to or greater than $100 million, (x) the Required Lenders’ consent shall not be unreasonably withheld, conditioned or delayed, and (y) if the Required Lenders do not provide an affirmative response to such request for consent within five (5) Business Days of the later to occur of the receipt of such notice of intent and the information requested by the Required Lenders, such consent shall be deemed given by the Required Lenders; provided, further, that in all circumstances other than as set forth in the prior proviso, the Required Lenders shall use commercially reasonable efforts to respond to such request for consent as soon as practicable.
(d)    In respect of any Guarantor, make any payment in respect of any Guarantee Obligation (other than in respect of the Guaranteed Obligations), without a Principal Financial Officer of the applicable Guarantor providing prior written certification to the Administrative Agent and the Lenders that such payment is being made in respect of a Guarantee Obligation that constitutes a Permitted Guarantee, and that such payment is not prohibited by Section 6.6.
(e)    Increase the maximum dollar amount of obligations (excluding ordinary course fees, expenses and indemnities) covered by any Permitted Payment Guarantee without the prior written consent of the Required Lenders.
6.3    Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of the Collateral or any Capital Stock of a Subsidiary, whether now owned or hereafter acquired, except for (i) Liens in favor of the Administrative Agent and the Lenders under the Loan Documents to secure the Obligations; (ii) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves with respect thereto are maintained on its or BSPRT’s books, as the case may be, in conformity with GAAP; (iii) Liens described on Schedule 6.3 as of the Closing Date or the replacement, extension or renewal thereof; provided, that (x) the amount of indebtedness secured by such Lien is not increased at the time of such replacement, extension or renewal other than by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with thereunder, and (y) the Collateral or Capital Stock of a Subsidiary subject to such Lien is not modified or increased in connection with such replacement, extension or renewal; (iv) judgment Liens that do not constitute an Event of Default under Section 7.1(h); (v) Liens that are customary contractual rights of setoff (x) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, or (y) relating to pooled deposit or sweep accounts of the Borrower or any of the Loan Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of the Loan Parties; (vi) standard and customary Liens on the Capital Stock of a Borrower Subsidiary securing Non-Recourse Indebtedness of such Borrower Subsidiary in connection with a warehouse facility which is consistent with past practices of BSPRT and its Subsidiaries or Indebtedness referred to in clause (z)(i)(y) of the definition of Non-Recourse Indebtedness; or (vii) standard and customary Liens on the Capital Stock of a Borrower Subsidiary securing Permitted Recourse Indebtedness of such Recourse Borrower Subsidiary.
6.4    Limitation on Fundamental Changes. Adopt or carry out any plan of merger, consolidation, amalgamation, liquidation, reorganization, recapitalization or wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or business (other than, in respect of any Borrower Subsidiary, in connection with the repayment, or in the case of a master repurchase agreement, incurrence, of any Permitted Indebtedness), except that any Person may merge or amalgamate with the Borrower, provided, that the Borrower shall be the continuing or surviving Person and the Required Lenders have consented to such merger or amalgamation (such consent not to be unreasonably withheld, conditioned or delayed).
6.5    Dispositions. Make any Disposition or substitution of any Collateral.
6.6    Restricted Payments. If any Default (other than pursuant to (i) Section 7.1(b), (ii) Section 7.1(c) as a result of failing to comply with Section 5.7(a), (iii) Section 7.1(d) other than as a result of failing to comply with Sections 5.6 or 5.8, (iv) Section 7.1(h) or (v) Section 7.1(j)), or Event of Default shall have occurred and be continuing or would result therefrom, and, so long as any Obligations are outstanding (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted), make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) or make any declaration to do so.
6.7    Collection Account. Deposit, credit or cause or allow to be deposited or credited, any assets in a Collection Account of a Loan Party other than the Collections in respect of such Loan Party.
6.8    Limitation on Modifications of Organizational Documents. Amend or permit to be amended its organizational documents in any manner determined by the Required Lenders in their good faith, commercially reasonable judgment to be materially adverse to the Lenders.
6.9    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to it as would be obtainable by it at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transaction between or among the Loan Parties not prohibited hereunder and (ii) Investments and Restricted Payments not prohibited hereunder.
6.10    Name Change. Change its name without giving the Administrative Agent and the Lenders at least two (2) Business Days’ prior written notice to such change.
6.11    Limitation on Changes in Fiscal Periods; Accounting Changes. Permit the fiscal year of any Loan Party to end on a day other than December 31, change a Loan Party’s method of determining fiscal quarters, or change the accounting policies or reporting practices of a Loan Party, except as required under GAAP.
6.12    Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement (other than this Agreement or any other Loan Document) that prohibits or limits the ability of (i) any Loan Party to create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, to secure the Obligations, (ii) any Subsidiary to make Restricted Payments to such Loan Party (directly or indirectly), or (iii) any Guarantor to guarantee the Guaranteed Obligations.
6.13    Limitation on Lines of Business. (a) Enter into any business, either directly or through any Subsidiary, except for those businesses which may lawfully be conducted while maintaining REIT Status and which are consistent with the Investment Guidelines.
(a)    With respect to any Loan Party, engage in any material operating business activities; provided, that the following and activities incidental thereto shall be permitted in any event (i) its ownership of the Capital Stock of its Direct Subsidiaries as set forth on Schedule 1 hereto and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, (iv) solely in respect of BSPRT, (x) any public offering of its common stock or any other issuance or sale of its Capital Stock, (y) payment of dividends, (v) making contributions to the capital of any Direct Subsidiary, (vi) guaranteeing the obligations of the Borrower, (vii) participating in the tax, accounting and other administrative matters as owners of its Direct Subsidiaries, (viii) holding any cash incidental to any activities permitted under this Section 6.13 or this Agreement, (ix) providing reasonable indemnification to its officers, managers, and directors and (x) any activities incidental to the foregoing.
6.14    Additional Capital Stock; Additional Subsidiaries. (a) In respect of a Loan Party, acquire or receive any Capital Stock after the Closing Date which does not constitute Collateral hereunder or as to which the Administrative Agent does not have a perfected first priority Lien unless on or prior to such acquisition or receipt such Loan Party shall (i) execute and deliver to the Administrative Agent such amendments to the Loan Documents (including amending Schedule 1 hereto) or such other documents, in each case, as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property, (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Capital Stock or the Capital Stock of such Subsidiary, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required under this Agreement or by law or as may be reasonably requested by the Administrative Agent.
(a)    Other than as set forth in clause (a) above, establish or permit to be established a new Subsidiary, unless on or prior to such establishment the Loan Parties shall execute and deliver to the Administrative Agent a revised Schedule 1 hereto reflecting such new Subsidiary.
6.15    REIT Status. (i) Permit BSPRT to fail to meet the requirements for REIT Status; (ii) permit the Borrower to fail to be classified as a partnership for U.S. federal income tax purposes; or (iii) permit each other Loan Party that is treated as a qualified REIT subsidiary as of the date hereof, as defined by Section 856(i)(2) of the Code, to fail to meet the requirements for such subsidiary to be treated as a qualified REIT subsidiary.
6.16    Federal Regulations. Use or permit to be used the proceeds of any Loan, Collateral, or any other extensions of credit hereunder (x) in violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including without limitation, Regulations T, U and X of the Board, or (y) to carry or purchase whether directly or indirectly, immediately, incidentally or ultimately, any “margin stock” within the meaning of Regulation U as now and from time to time hereafter in effect, to extend “purpose credit” within the meaning thereof or for any purpose that violates the provisions of the Regulations of the Board.
6.17    Disclosable Events. (a)  (i) Engage, directly or indirectly, in business dealings with any party subject to, or any party owned or controlled by any party subject to, Sanctions; (ii) be located, organized, or reside in, or conduct business dealings with a party located, organized, or residing in, a Designated Jurisdiction; or (iii) derive or use income from business dealings with a party subject to Sanctions; or (iv) use the proceeds of the Loans, directly or indirectly, to lend, contribute, provide or otherwise make available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Secured Party) of Sanctions.
(a)    Derive or use any of its assets in violation of the anti-money laundering or anti-terrorism laws or regulations of the United States, including but not limited to the USA PATRIOT Act, the Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order of the President.
(b)    Fail to comply with applicable anti-bribery and anti-corruption laws and regulations (including the FCPA), including any failure to so comply that may result in the forfeiture of the proceeds of the Loans or a claim of forfeiture of the proceeds of the Loans.
(c)    Fail to provide the Administrative Agent and the Lenders with any information regarding any Loan Party or any Controlled Affiliate necessary for the Administrative Agent or any of the Lenders to comply with (i) the anti-money laundering laws and regulations, including but not limited to the USA PATRIOT Act, The Money Laundering Control Act, the Bank Secrecy Act and any related Executive Order issued by the President, (ii) all applicable economic sanctions laws and regulations administered by OFAC, and (iii) all applicable anti-corruption and anti-bribery laws and regulations, including the FCPA, in each case which the Administrative Agent and the Lenders have requested be provided.
SECTION 7    EVENTS OF DEFAULT
7.1    Events of Default. If any of the following events shall occur and be continuing:
(a)    (i) the Loan Parties shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Loan Parties shall fail to pay (A) any interest within three Business Days after any such interest becomes due and payable, or (B) any other Obligation within five Business Days after the Borrower receives notice thereof from the Administrative Agent or the Borrower first obtaining Knowledge of any such Obligation becoming due and payable; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished, and such breach is not remedied within ten Business Days after the earliest to occur of notice thereof to the Borrower from the Administrative Agent or any Borrower first obtaining Knowledge thereof; or
(c)    any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.4(a), Section 5.7(a), Section 5.9, or Section 6 (other than Section 6.10), and (other than in respect of Section 5.9, Section 6.4, and Section 6.5) such default shall continue unremedied for a period of Five Business Days after the earliest to occur of notice thereof to the Borrower from the Administrative Agent or the Borrower first obtaining Knowledge thereof; or
(d)    any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earliest to occur of the Administrative Agent notifying any Loan Party of such failure or a Responsible Officer of a Loan Party first obtaining Knowledge thereof; or
(e)    any Loan Party or its Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (other than as set forth in clause (a) above) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required and subject to any cure or grace periods, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that, a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of which exceeds, individually or in the aggregate, (A) in respect of the Loan Parties and their Subsidiaries, $50,000,000 or (B) in respect of the Loan Parties, $25,000,000; provided, further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default if the applicable Loan Party or Subsidiary cures such default, event or condition, as the case may be, within the grace period, if any, provided under the applicable instrument or agreement; or
(f)    an Act of Insolvency shall have occurred with respect to any Loan Party; or
(g)    (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or a Guarantor, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or (v) the Borrower or a Guarantor shall, or shall be reasonably likely, to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or
(h)    one or more judgments or decrees shall be entered against (A) any of the Loan Parties and/or their Subsidiaries exceeding (not paid or fully covered by insurance or for which adequate reserves have not been established in accordance with GAAP) $50,000,000, individually or in the aggregate, or (B) any of the Loan Parties exceeding (not paid or fully covered by insurance or for which adequate reserves have not been established in accordance with GAAP) $25,000,000, individually or in the aggregate, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    any provision of this Agreement or any other Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(j)    any non‑monetary judgment or order shall be rendered against any Loan Party or its Subsidiary, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(k)    any Change of Control shall occur; or
(l)    one or more claims shall be made against BSPRT and/or Holdings in respect of the Permitted Guarantees or any other Guarantee Obligation, which claims exceed $25,000,000, individually or in the aggregate;
then, and in any such event for so long as such event is continuing, (A) if such event is an Event of Default specified in paragraph (f) above with respect to any Loan Party, the Commitments shall immediately and automatically terminate and the Loans hereunder (with accrued interest thereon) and all other Obligations shall immediately and automatically become due and payable, and (B) if such event is any other Event of Default, in addition to all rights and remedies specified in this Agreement, including without limitation, Article VIII, and the rights and remedies of a secured party under Applicable Law, including, without limitation the UCC, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, (i) by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and/or (ii) by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.
SECTION 8    PLEDGE OF COLLATERAL; REMEDIES
8.1    Security Interests.
(a)    In consideration of the Lenders making and maintaining the Loans and as collateral security for the prompt, complete and unconditional payment and performance of all of the Obligations, the Borrower hereby pledges, hypothecates, collaterally assigns, transfers, sets over and delivers to the Administrative Agent for the benefit of the Secured Parties and grants to the Administrative Agent for the benefit of such Secured Parties a continuing Lien upon and security interest in, all of the Borrower’s right, title and interest in, to and under the following, whether now owned or existing or hereafter arising or acquired and wheresoever located:
(i)    all Pledged Stock owned by the Borrower and all Collections relating thereto;
(ii)    all voting, consensual rights and other rights that such has in respect of such Pledged Stock;
(iii)    all of the cash, assets, investments and property from time to time credited to the Borrower’s Collection Account, including all security entitlements with respect to such accounts;
(iv)    the Borrower’s Collection Account;
(v)    all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the assets, investments, property and security entitlements described in clause (i) or (iii) above;
(vi)    all rights of the Borrower in the Control Agreement and all other rights accompanying the property described above;
(vii)    all books and records pertaining to the Borrower Collateral; and
(viii)    all Proceeds of any and all of the foregoing.
The assets, properties and interests of the Borrower referred to in this Section 8.1(a), are hereinafter collectively referred to as the “Borrower Collateral”.
(b)    In consideration of the Lenders making and maintaining the Loans and as collateral security for the prompt, complete and unconditional payment and performance of all of the Guaranteed Obligations, each Guarantor hereby pledges, hypothecates, collaterally assigns, transfers, sets over and delivers to the Administrative Agent for the benefit of the Secured Parties and grants to the Administrative Agent for the benefit of such Secured Parties a continuing Lien upon and security interest in, all of such Guarantor’s right, title and interest in, to and under the following, whether now owned or existing or hereafter arising or acquired and wheresoever located:
(i)    all Pledged Stock owned by such Guarantor and all Collections relating thereto;
(ii)    all voting, consensual rights and other rights that such has in respect of such Pledged Stock;
(iii)    all of the cash, assets, investments and property from time to time credited to such Guarantor’s Collection Account, including all security entitlements with respect to such accounts;
(iv)    such Guarantor’s Collection Account;
(v)    all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the assets, investments, property and security entitlements described in clause (i) or (iii) above;
(vi)    all rights of such Guarantor in the Control Agreement and all other rights accompanying the property described above;
(vii)    all books and records pertaining to its Guarantor Collateral; and
(viii)    all Proceeds of any and all of the foregoing.
The assets, properties and interests of the Guarantors referred to in this Section 8.1(b), are hereinafter collectively referred to as the “Guarantor Collateral”, and together with the Borrower Collateral, the “Collateral”.
8.2    Pledged Stock.
(a)    Unless an Event of Default shall have occurred and be continuing, and so long as the Secured Parties are required to delay or refrain from exercising any of their rights or remedies pursuant to Section 8.4(c), each Loan Party shall be permitted to receive all membership interest distributions and cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Stock, in each case paid in the normal course of business of the applicable Direct Subsidiary and consistent with past practice, to the extent permitted in this Agreement, and to exercise all voting, membership interests and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or other action taken which, in the Administrative Agent’s commercially reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement or any other Loan Document.
(b)    If an Event of Default shall occur and be continuing, and so long as the Secured Parties are not required to delay or refrain from exercising any of their rights or remedies pursuant to Section 8.4(c), (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations in the order set forth in Section 8.3, and (ii) each Loan Party shall at all times act or refrain from acting in respect of (x) any request, act or decision to vote in respect of such Pledged Stock (including all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of any applicable Direct Subsidiary or otherwise) to which it is entitled, only in accordance with the directions of the Administrative Agent on behalf of the Secured Parties, and the Administrative Agent shall exercise such rights upon the instruction of the Required Lenders in respect of such Loan Facility, and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock to which it is entitled, only in accordance with the directions of the Administrative Agent on behalf of the Secured Parties, and the Administrative Agent shall exercise such rights upon the instruction of the Required Lenders in respect of such Loan Facility (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Direct Subsidiary of any Loan Party, or upon the exercise by a Loan Party or the Administrative Agent of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Loan Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(c) Each Loan Party shall, and hereby does, authorize and instruct each of its Direct Subsidiaries to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing, and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from any Loan Party, and each Loan Party agrees that each of its Direct Subsidiaries shall be fully protected by it in so complying, and (ii) unless otherwise expressly permitted hereby, during the continuance of an Event of Default pay any dividends or other payments with respect to the Pledged Stock directly to the Administrative Agent on behalf of the Secured Parties.
8.3    Priority of Payments.
(a)    If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collection Account, in payment of the Obligations in the following order:
First, to pay incurred and unpaid fees, expenses, indemnities and other amounts of the Administrative Agent required to be paid by the Loan Parties under the Loan Documents; provided, that the aggregate amounts payable under this clause First shall not exceed $20,000;
Second, to the extent funds are remaining after the above applications, fist to each Lender in payment of the accrued and unpaid commitment fees, and second to each Lender in payment of the accrued and unpaid interest on the Loans, in each case, based on such Lender’s Revolving Credit Percentages;
Third, to the extent funds are remaining after the above applications, to the Lenders to the payment of the principal amount of the outstanding Loans to the extent due and payable on a pro-rata basis based on the Revolving Credit Percentages;
Fourth, to the extent funds are remaining after the above application, to the payment of all other Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by such Secured Parties (including amounts that remain unpaid pursuant to clause First above).
(b)    If any funds are remaining after they have been applied pursuant to Section 8.3(a) and all Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) have been finally paid in full, then the Administrative Agent shall remit such remaining funds to the Loan Parties as requested by the Borrower.
8.4    Rights and Remedies Upon Event of Default.
(a)    Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or its designees may (i) deliver a Notice of Exclusive Control to the Deposit Bank under the Control Agreement; (ii)  take control of the Proceeds of any Collateral; (iii) without limiting Section 8.2, exercise any consensual or voting rights in respect of the Collateral; (iv) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; and (v) endorse the name of any Loan Party upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. Without limiting the generality of the foregoing, if an Event of Default shall occur and be continuing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may, subject to Section 8.4(c), forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Loan Party further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8.4 with respect to any Collateral, after deducting all reasonable out-of- pocket costs and expenses incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder with respect thereto, including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel, to the payment in whole or in part of the Obligations, in the order specified in Section 8.3. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Administrative Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 3 days before such sale or other disposition.
(b)    Each Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (which appointment being coupled with an interest is irrevocable while any of the Obligations remain unpaid, other than any contingent indemnification or reimbursement obligations for which no claim giving rise thereto has been asserted), with power of substitution, in the name of the Administrative Agent or in the name of a Loan Party or otherwise, for the use and benefit of the Administrative Agent for the benefit of the Secured Parties.
(c)    Notwithstanding any other provision of this Agreement, the Secured Parties agree that following the occurrence of an Event of Default (other than an Event of Default of the type specified in Section 7.1(f) or Section 7.1(k)) and so long as each of the Borrower and Guarantor are complying with Section 5.9 and causing all Collections to be applied to the Obligations in accordance with Section 8.3(a), the Secured Parties shall for the Pledge Holding Period delay, or, if (i) such Event of Default is cured by any of the Loan Parties prior to the earlier to occur of (x) the end of the Pledge Holding Period or (y) the acceleration of the Loans pursuant to the terms of this Agreement or (ii) the Borrower repays all Obligations (whether prior to or following acceleration of the Loans pursuant to the terms of this Agreement) or no Obligations are outstanding (other than, in either case, contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted), refrain from, exercising any of their rights and remedies with regards to the portion of Collateral constituting Pledged Stock, including, but not limited to, their right to sell or otherwise dispose of, right to vote, consensual rights and other rights. “Pledge Holding Period” means an initial period of thirty (30) days following the earlier to occur of (i) the date any of Michael Comparato, Jerome Baglien, Micah Goodman or Matthew Jacobs or any successor thereto in respect of the position(s) held by any such Person in respect of any of the Loan Parties has actual knowledge (as distinguished from imputed or constructive and without duty of further inquiry or investigation) of an Event of Default, and (ii) the Administrative Agent notifies the Borrower of the occurrence of an Event of Default, plus up to four (4) additional twenty (20) day increments thereafter, so long as immediately prior to each such extension the Borrower or the Guarantors have repaid an amount equal to ten percent (10%) of the amount of the Obligations outstanding on the initial date of such Event of Default whether before or after acceleration of the Loans pursuant to the terms of this Agreement; provided, however, that any Pledge Holding Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.
8.5    Secured Parties Not Bound.
(a)    This Agreement shall not be construed as creating a partnership or joint venture agreement among any Secured Party and any Loan Party.
(b)    No Secured Party shall be obligated to perform or discharge any obligation of any Loan Party or any other Person as a result of any collateral assignment hereby effected. No Secured Party shall be required to take any action with respect to any matter that might arise in connection with organizational documents of any Loan Party or any of its Subsidiaries. No Secured Party has any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Loan Party or any of its Subsidiaries. No Secured Party shall have any duty as to the collection or protection of any Collateral or any income thereon or payments with respect thereto, or as to the preservation of any rights pertaining thereto.
(c)    The acceptance by the Secured Parties of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate any Secured Party to appear in or defend any action or proceeding relating to any Collateral to which it is not a party, or to take any action hereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under any Collateral.
8.6    Remedies Cumulative.
Each right, power, and remedy of the Agent and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Administrative Agent or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.
SECTION 9    GUARANTEE
9.1    Guarantee. (a) Each Guarantor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby, jointly and severally, unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, endorsees, transferees and assigns permitted in accordance with Section 11.6, the prompt and complete payment and performance by the Borrower when due (whether on an Interest Payment Date, at stated maturity, by acceleration or otherwise) of the principal and interest on the Loans made by the Lenders and all other Obligations from time to time owing under this Agreement and the other Loan Documents (such obligations herein, collectively, the “Guaranteed Obligations”).
(a)    Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether on an Interest Payment Date, at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors, jointly and severally, will promptly pay the same (and in any case, no later than the Business Day on which the Borrower failed to make such payment), and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether on an Interest Payment Date, at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The guarantee in this Section 9.1 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

(b)    The guarantee contained in this Section 9 shall remain in full force and effect until all the Obligations and the obligations of the Guarantors hereunder shall have been satisfied by full and final payment in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.
(c)    No payment made by any Loan Party, any other guarantor or any other Person or received or collected by the Administrative Agent or any Secured Party from any Loan Party, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantors under this Section 9 which shall, notwithstanding any such payment (other than any payment made by the Borrower or the Guarantors in respect of the Obligations or any payment received or collected from the Borrower or the Guarantors in respect of the Obligations), remain liable for the Obligations until the Obligations are fully and finally paid in cash and the Commitments are terminated.
(d)    Each Guarantor shall pay additional amounts to, and indemnify, each Secured Party (including for purposes of this Section 9, any permitted assignee, successor or participant) with respect to taxes imposed on payments pursuant to this guarantee to the same extent as the Borrower would have paid additional amounts and indemnified such Secured Party with respect to taxes under Sections 2.12 and 2.13, if such Guarantor were the Borrower hereunder. For the avoidance of doubt, any such payments are in addition to the Guarantor’s obligation to pay any amounts required to be paid by the Borrower to any Secured Party. The agreements in this Section 9.1(e) shall survive the termination of this guarantee and the payment of the Loans and all other amounts payable under this Agreement.
9.1    Subrogation. Upon any payment made by any Guarantor hereunder or any set-off or application of funds of a Guarantor by the Administrative Agent or any Secured Party, such Guarantor shall be subrogated to the rights of the Administrative Agent or any Secured Party against the Borrower and the other Guarantors and any collateral security or guarantee or right of offset held by the Administrative Agent or any Secured Party for the payment of the Obligations; provided, that such Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all the Loans and other Obligations (other than contingent indemnification and reimbursement obligations for which no claim giving rise thereto has been asserted) have been paid in full and the Commitments have been terminated; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to the Administrative Agent or any Secured Party under the Loan Documents.
9.2    Amendments, etc. with respect to the Obligations. Until all the Loans and other Obligations have been paid in full and the Commitments have been terminated, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Secured Party in accordance with this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released in accordance with the Loan Documents. Neither the Administrative Agent nor any Secured Party shall, except to the extent set forth in, and for the benefit of the parties to, the agreements and instruments governing such Lien or guarantee, have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantees contained in this Section 9 or any property subject thereto. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Guarantor hereunder:
(i)    at any time or from time to time, without notice to it, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(ii)    any of the acts mentioned in any of the provisions of this Agreement or any other Loan Document shall be done or omitted;
(iii)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other Loan Document shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or the Collateral or any lien or security interest granted to, or in favor of, the Administrative Agent or any other Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected.
9.3    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Secured Party upon the guarantee contained in this Section 9 or acceptance of the guarantee contained in this Section 9; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 9; and all dealings between any Borrower and the Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 9. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower with respect to the Obligations and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Administrative Agent, on behalf of the Secured Parties, may from time to time enforce against any Guarantor its rights under this Agreement or any other Loan Document without being required to first proceed or exhaust its remedies against the Borrower. Each Guarantor understands and agrees that the guarantee of the Guarantors contained in this Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the value, genuineness, validity, regularity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Secured Party, (iii) the failure of any other Guarantor to make payment in respect of the Guaranteed Obligations, (iv) or any substitution, release or exchange of any other guarantee of or security for the Guaranteed Obligations, or (v) any other circumstance whatsoever (with or without notice to or Knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of a Guarantor under the guarantee of such Guarantor contained in this Section 9, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against a Guarantor, the Administrative Agent or any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, another Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, another Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, another Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any obligation or liability under this Section 9, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Secured Party against such Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
9.4    Reinstatement. The guarantee contained in this Section 9 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any other Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made. Each Guarantor agrees that it will jointly and severally indemnify the Administrative Agent and each other Secured Party on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Secured Parties in connection with such rescission or restoration.
9.5    Payments. Each Guarantor hereby guarantees that payments by it hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Payment Office, and subject to the provisions of Section 2.11 as if the Borrower were making such payment.
9.6    Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner set forth in this Section 9.7.
(a)    Except during the continuance of a Default or an Event of Default, each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of a Default or an Event of Default, however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
(b)    In any proceeding under the Bankruptcy Code relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expense accruing after the commencement of a proceeding under the Bankruptcy Code), whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”) before such Guarantor receives payment of any Subordinated Obligations.
(c)    After the occurrence and during the continuance of any Default or Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of the guaranty pursuant to this Section 9.
(d)    After the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to do so), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations, and (B) to pay any amounts received on such obligations to the Administrative Agent for application for the Guaranteed Obligations (including any and all Post Petition Interest).
9.7    Release of Guarantee Obligations. Notwithstanding anything to the contrary contained herein or any other Loan Document, after the Program Termination Date, upon request of the Guarantors, the Administrative Agent shall take such actions as shall be required to release all Guarantee Obligations under any Loan Document. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.
SECTION 10    ADMINISTRATIVE AGENT
10.1    Authorization and Action.
(a)    Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, whether at the direction of the Required Lenders or otherwise but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the other Loan Documents or applicable Law. Concurrently herewith, each Lender directs the Administrative Agent and the Administrative Agent is authorized to enter into the Loan Documents and any other related agreements in the forms presented to the Administrative Agent. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Lender agrees that in any instance in which this Agreement provides that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, such Lender shall not in its instructions (or, by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner. It is expressly agreed and acknowledged that the Administrative Agent is not guaranteeing performance of, or assuming any liability, for the obligations of the other parties hereto or any parties to any Collateral. The Administrative Agent shall not have liability for any failure, inability or unwillingness on the part of any Loan Party to provide accurate and complete information on a timely basis to the Administrative Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. For purposes of clarity, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” if any, and phrases of similar import (including, without limitation, any allocations to be determined by the Administrative Agent pursuant to any Loan Document or any actions required of the Administrative Agent in connection with the collection, adjustment or settlement under an insurance policy pursuant to any Loan Document) that authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent’s receiving written direction from the Required Lenders to take such action or to exercise such rights.
(b)    If the Person serving as the Administrative Agent hereunder is also a Lender, the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person servicing as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any of their Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.
(c)    The Administrative Agent shall promptly provide each Lender with copies of all notices, reports and other information it receives pursuant to this Agreement and the other Loan Documents, except to the extent that any Loan Party is expressly obligated to provide the same directly to each Lender.
10.2    Administrative Agent's Reliance, Etc.
The Administrative Agent shall not have any duties or obligations except for those expressly set forth in this Agreement and the other Loan Documents to which it is a party, and no implied covenants, duties, obligations or liabilities shall be read into this Agreement or any other Loan Documents on the part of the Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Loan Documents, except for its or their own gross negligence or willful misconduct, as determined in a final non-appealable decision by a court of competent jurisdiction. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until it has received written notice describing such event from a Loan Party or a Lender and stating that such notice is a “notice of Default” or “notice of Event of Default”, as applicable. The Administrative Agent shall take such action with respect to any such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including local counsel and counsel for any Loan Party) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Deposit Bank or any other Person or to inspect the property (including the books and records) of any Loan Party; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents, the Collateral or any other instrument or document furnished pursuant hereto or thereto; (v) shall not be subject to any fiduciary or implied duties regardless of whether a Default or Event of Default has occurred and is continuing; (vi) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers, expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and (vii) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be delivered by telecopier, telegram, cable, e-mail or telex) believed by it to be genuine and signed or sent by the proper party or parties. The Administrative Agent may at any time request instructions from the applicable Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or required to take or to grant. If, in performing its duties under this Agreement, the Administrative Agent is required to decide between alternative courses of action or has received conflicted directions or any other directions from Lenders who do not satisfy the definition of Required Lenders, the Administrative Agent may refrain from taking any action until it receives instructions from the Required Lenders. Nothing herein or in any other Loan Document or related documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it does not reasonably expect to be indemnified to its satisfaction. The Administrative Agent shall not be liable for any indirect, special, punitive or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. Before acting hereunder, the Administrative Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. The Administrative Agent shall not be responsible or liable for: (i) delays or failures in performance resulting from acts beyond its control, including but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, (ii) any delay, error omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. The Administrative Agent shall not be liable for interest on any money received by it. For the avoidance of doubt, the Administrative Agent’s rights, protections, indemnities and immunities provided herein shall apply to the Administrative Agent for any actions taken or omitted to be taken under any Loan Documents and any other related agreements in any of their capacities. The Administrative Agent shall not be required to take any action under this Agreement, the other Loan Documents or any related document if taking such action (A) would subject the Administrative Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.
10.3    Indemnification.
Whether or not the transactions contemplated hereby are consummated, each of the Lenders agrees to indemnify and hold the Administrative Agent and its Related Parties harmless (to the extent not timely reimbursed by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), based on such Lender’s pro rata share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever actually imposed on, incurred by, or asserted against the Administrative Agent or its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Loan Document, which the Administrative Agent in good faith believes to be within the scope of the authority conferred on the Administrative Agent hereunder or thereunder, including, but not limited to, at the direction of the Required Lenders; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). Without limitation of the foregoing, each of the Lenders agrees to pay or reimburse the Administrative Agent based on and to the extent of such Lender’s pro rata share promptly upon demand for any out-of-pocket fees, costs and expenses of the Administrative Agent (limited, in respect of legal fees, to reasonable fees and disbursements of one outside counsel) incurred by the Administrative Agent (whether through negotiations, legal proceedings or otherwise) in connection with the development, preparation, review, negotiation, reproductions, execution, delivery, administration, modification, amendment, restructuring, enforcement of (including the preservation of any rights under), this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements and other charges of outside counsel to the Administrative Agent with respect thereto and with respect to advising the Administrative Agent, as to its rights, remedies and responsibilities under this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not timely reimbursed for such expenses by or on behalf of the Loan Parties. Each Lender shall be obligated to pay its pro rata share of all amounts payable to the Administrative Agent under this Section 10.3. The indemnities contained in this Section 10.3 shall survive the resignation or removal of the Administrative Agent and the termination of this Agreement and the other Loan Documents. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans and unused Commitments at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments are terminated, in accordance with such Lender’s pro rata share on the date immediately prior to the date on which the Loans are paid in full and the Commitments are terminated).
10.4    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent with due care. The Administrative Agent and any such sub-agents may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the loan facilities provided for herein as well as activities as Administrative Agent; provided, however, that the Administrative Agent shall remain liable for acts or omissions of its Affiliates as if the Agent had performed any such act or omission directly.
10.5    Resignation or Removal of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. The Required Lenders may at any time remove the Administrative Agent by providing at least 60 days’ prior written notice to the Administrative Agent, the Borrower and the other Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint a bank or financial institution which has a long-term unsecured debt rating from Moody’s Investors Service, Inc. of at least “Baa3” (an “Eligible Administrative Agent”). If no such Eligible Administrative Agent shall (i) have been so appointed by the Required Lenders and (ii) have accepted such appointment within forty-five (45) days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders give notice of removal, then the retiring Administrative Agent or the Borrower may on behalf of the Lenders appoint an Eligible Administrative Agent. Any Administrative Agent that is retiring or has received a notice of removal shall cooperate with all reasonable requests of a successor Administrative Agent. Upon the acceptance of an Eligible Administrative Agent’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, as applicable, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). If no successor Eligible Administrative Agent shall have accepted appointment as the Administrative Agent by the date which is sixty (60) days after the retiring Administrative Agent’s notice of resignation or the notice of removal from the Required Lenders, the retiring Administrative Agent’s resignation or removal, as applicable, shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Section 10, Section 2.14 and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its agents, sub-agents, custodians, nominees, attorneys and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
10.6    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.7    Payment of Fees to the Administrative Agent.
Each Loan Party, jointly and severally, covenants and agrees to timely pay to the Administrative Agent, for its own account, the administrative fees and other expenses set forth in the Administrative Agent Fee Letter at the times and in the amounts specified therein.
10.8    Proof of Claims.
The Lenders hereby agree that after the occurrence of an Event of Default pursuant to Section 7.1(f), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition, or other judicial proceeding relative to the Lenders, the Administrative Agent (irrespective of whether the principal of the Loans or any other Obligation shall be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent, shall have made any demand on the Lenders) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, and their agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceeding;
(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and
any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the compensation, expenses, disbursements and advances of the Administrative Agent and their agents and counsel, and any other amounts due the Administrative Agent. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 10.8 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date, and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.
SECTION 11    MISCELLANEOUS
11.1    Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, restated, supplemented or modified except in accordance with the provisions of this Section 11.1 unless (other than as set forth in Section 2.13) the same shall be in writing and signed by each Loan Party, the Required Lenders and the Administrative Agent. Any waiver of any provision of this Agreement, and any consent to any departure by any Loan Party from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given and shall be in writing and signed by the Administrative Agent and the Required Lenders relating to each Loan Facility.
(a)    Notwithstanding anything in Section 11.1(a) of this Agreement to the contrary, the Administrative Agent agrees that it shall not, without the prior written consent of each affected Lender:
(i)    forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable under this Agreement (except that (w) any amendment pursuant to Section 2.13, (x) the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) any amendment or modification of defined terms used in the financial condition covenants in this Agreement and (z) a waiver of any Default, Event of Default or mandatory reduction of the Commitments shall not constitute a forgiveness in principal (which amendment or modification shall be effective with the consent of the Required Lenders) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby, except that a waiver of any Default, Event of Default or mandatory reduction of the Commitments shall not constitute an extension of any scheduled date of payment or increase in the amount or extend the expiration of the Commitments;
(ii)    amend, modify or waive any provision of this Section, reduce any percentage specified in the definition of “Required Lenders”, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents or release any Loan Party from its respective obligations under the Loan Documents, in each case without the consent of all of the Lenders;
(iii)    amend, modify or waive any provision of Section 10, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;
(iv)    amend, modify or waive any provision of Section 2.11 without the consent of each Lender directly affected thereby;
(v)    impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 11.6 without the consent of each Lender directly affected thereby;
(vi)    release any Collateral from the Lien under this Agreement; or
(vii)    impair in any material respect, any of the material rights and remedies that the Administrative Agent, on behalf of the Secured Parties, has under any Loan Document following an Event of Default.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by facsimile transmission or electronic communication shall be effective as delivery of a manually executed counterpart thereof.
11.2    Notices. (a)  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or electronic mail, when received, addressed (i) in the case of the Loan Parties, Administrative Agent and the Lenders, as follows, (ii) in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (iii) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

If to the Borrower or the Guarantors:
c/o Benefit Street Partners Realty Trust LP, LLC
1345 Avenue of the Americas, Suite 32A
New York, NY 10105
Attention: Micah Goodman and Jerome Baglien
Telephone: 212-588-6770
Email: m.goodman@benefitstreetpartners.com and j.baglien@benefitstreetpartners.com with a copy to
Nelson Mullins Riley & Scarborough LLP
One Post Office Square, 30th Floor
Boston, MA 02109
Attention: James W. Bartling
Telephone: (617) 217-4692
E-mail: jim.bartling@nelsonmullins.com

If to the Administrative Agent:
Cortland Capital Market Services LLC
225 W. Washington St., 9th Floor
Chicago, IL 60606
Attention: Legal Department and Raquel Pequeno
Telephone: (312) 564-5100
Telecopy: (312) 376-0751
Email: legal@cortlandglobal.com and Raquel.pequeno@cortlandglobal.com

With a copy to:

Holland & Knight LLP
150 N. Riverside Drive, Suite 2700
Chicago, Illinois 60606
Attention: Joshua M. Spencer
Telephone: (312) 715-5709
Fax: (312) 578-6666
Email: joshua.spencer@hklaw.com

If to the Lenders:	Security Benefit Life Insurance Company Attention: Howell Li, Associate Counsel One Security Benefit Place Topeka, Kansas 66636-0001 Telephone: (785) 438-1472 Email: legalnotice@securitybenefit.com

; provided that, any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.
(a)    Without limiting Section 11.2(a), notices and other communications to the Administrative Agent, the Loan Parties or the Lenders hereunder may be delivered or furnished by any other electronic communications pursuant to procedures mutually approved by the Administrative Agent and the Loan Parties.
11.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges at law or in equity. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
11.4    Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder. The agreements set forth in Sections 2.12, 2.13, 2.14, 2.15, and 11.5 shall survive the termination of this Agreement.
11.5    Payment of Expenses. (a) Each Loan Party jointly and severally agrees to pay or reimburse on demand all fees, costs, and expenses of the Secured Parties (limited, in respect of legal fees, to the fees and disbursements of one outside counsel for the Administrative Agent and one outside counsel for the Lenders (as a whole) (whether through negotiations, legal proceedings or otherwise), in connection with (i) the development, preparation, review, negotiation, reproductions, execution, delivery, administration, modification, amendment, restructuring, enforcement of (including the preservation of any rights under), this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements and other charges of one outside counsel to the Administrative Agent and one outside counsel to the Lenders (as a whole) with respect thereto and with respect to advising any Secured Party, as to its rights, remedies and responsibilities under this Agreement and the other Loan Documents, and (ii) obtaining the Required Facility Rating from a Rating Agency (including pursuant to Section 11.17) for Facility and maintaining the Facility Rating (including the Required Facility Rating, if applicable).
(a)    Each Loan Party jointly and severally agrees to indemnify and hold harmless each Secured Party, its Affiliates, and their respective Related Parties (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees, disbursements and other charges of counsel) (collectively, the “Indemnified Liabilities”) actually incurred by, asserted, imposed or awarded against an Indemnitee arising out of, in connection with, or as a result of the execution, delivery, enforcements, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Loan Document, any commitment letter or fee letter in connection therewith, any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the transactions contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated), including, without limitation any such Indemnified Liability that is incurred or arises out of or in connection with, or by reason of any one or more of the following (i) preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant or agreement by a Loan Party or any Deposit Bank contained in any Loan Document; (iii) any representation or warranty made or deemed made by a Loan Party or any Deposit Bank, contained in any Loan Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading; (iv) any failure by a Loan Party or any Deposit Bank to comply with any applicable Law or contractual obligation binding upon it; (v) any failure to vest, or delay in vesting, in the Secured Parties a first priority perfected security interest in the Collateral; (vi) any action or omission, not expressly authorized by the Loan Documents, by a Loan Party or any Deposit Bank, which has the effect of subjecting the Collateral or the rights of the Administrative Agent or the Secured Parties with respect thereto to a Lien (other than any Lien created under this Agreement); (vii) any Default or Event of Default; (viii) any transactions related to the funding, carrying or repayment of the outstanding principal amount of any Loan in connection with the Loan Documents; (ix) any Loan or the use or proposed use of the proceeds thereof; (x) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any other Loan Party, or any Environmental Liability related in any way to the Borrower or any other Loan Party or any of their respective properties (other than any such presence or release to the extent first arising solely after the date on which the Administrative Agent or any Secured Party enforces its remedies with respect to such property or the Collateral of the applicable Loan Party pursuant to the Loan Documents following an Event of Default by transferring the respective property or Collateral pursuant to a foreclosure, accepting a deed in lieu of foreclosure or similar transfer thereof or the appointment of a receiver by a court of competent jurisdiction with respect thereto); or (xi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that, no Loan Party shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or a material breach of this Agreement by such Indemnitee. To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver of special, indirect, consequential or punitive damages shall not otherwise limit the indemnification obligations of the Loan Parties under this Section. No Secured Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(b)    Without limiting the foregoing, and to the extent permitted by applicable law, each Loan Party agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, this Section 11.2 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim.
11.6    Assignability. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) unless otherwise provided herein (including without limitation as permitted under Section 6.4) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions Section 11.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)    Any Lender may at any time assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:
(i)    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding hereunder), or if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).
(ii)    The parties to each assignment shall execute and deliver to the Administrative Agent (with a copy to the Borrower) an Assignment and Assumption, together with a processing fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all know your customer documentation, as requested by the Administrative Agent, including but not limited to a properly completed and duly executed IRS Form W-9 (or other applicable tax form).
(iii)    No such assignment shall be made to any Person that does not represent that it is an “Eligible Assignee.”
(iv)    So long as no Event of Default has occurred or is continuing, no such assignment shall be made to any Person that represents that it is a “Non-Approved Assignee” without the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided, that if, prior to the occurrence and continuance of an Event of Default, such assignment is made to a Person that represented that it is not a Non-Approved Assignee in an Assignment and Assumption, which representation is proved to have been false as of the effective date of such assignment (a “Defaulting Non-Approved Assignee”), (x) solely for purposes of calculating “Required Lenders”, such Defaulting Non-Approved Assignee’s and its Affiliates’ Commitments (or Revolving Credit Extensions, as applicable) shall (so long as such Commitments or Revolving Credit Extensions are held by such Defaulting Non-Approved Assignee and/or its Affiliates) be deemed to be no greater than 50%, and (y) such false representation shall be deemed to be a material breach of this Agreement by such Defaulting Non-Approved Assignee for purposes of Section 11.5(b), unless, in each case, otherwise consented to in writing by the Borrower.
(v)    Such Lender shall take commercially reasonable efforts to provide notice of such proposed assignment to the Borrower at least two (2) Business Days prior to the effective date of such assignment.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 2.15, and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall executed and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.6(d).
(b)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices located in the United States, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments, and the Revolving Credit Percentages of each Lender, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.
(c)    Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.1(b) that directly affects such Participant. Each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.14, 2.15, and 11.5 and the other terms and provisions of this Agreement that relate to rates, determinations, reserves and capital adequacy requirements to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b) (it being understood that the documentation required under Section 11.3(e) shall be delivered to the Lender who sells the participation); provided, that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Sections 2.12, 2.13, 2.14, 2.15, and 11.5 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless (x) the sale of the participation to such Participant is made with the Borrower’s prior written consent, or (y) such entitled to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16 with respect to any Participant. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Documents), except to the extent that such disclosure is necessary to establish that such Participant’s interest in the commitments, loans or other obligations under the Program Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.7    Adjustments; Set-off. (a)  Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
(a)    Subject to Section 11.7(c), in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, at any time and from time to time while an Event of Default shall have occurred and be continuing, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, upon any amount becoming due and payable by any Loan Party hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Loan Party, as the case may be. Each Lender agrees promptly to notify the applicable Loan Party or Loan Parties and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)    Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of any Loan Party could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Obligations. Each Lender hereby agrees not to charge or offset any amount owed to it by any Loan Party against any of the accounts, property or assets of any Loan Party held by such Lender without the prior written approval of the Required Lenders.
11.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
11.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
11.11    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
11.12    Submission To Jurisdiction; Waivers. Each of the Loan Parties, the Lenders and the Administrative Agent hereby irrevocably and unconditionally:
(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it, as applicable, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
For avoidance of doubt, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
11.13    Acknowledgements. Each Loan Party hereby acknowledges that:
(a)    it has been advised by and consulted with its own legal, accounting, regulatory and tax advisors (to the extent it deemed appropriate) in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and such Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
(c)    it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and
(d)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the Lenders or among the Loan Parties and the Lenders.
11.14    Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is expressly designated by such Loan Party as confidential (including the terms hereof or any other Loan Document); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate of any thereof, (b) to any Participant or Eligible Assignee (each, a “Transferee”) or prospective Transferee, that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors who need to know such information and has generally been informed of confidentiality requirements, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document or the enforcement of any right hereunder or thereunder, (k) with the consent of the Borrower, or (l) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided, that in the case of each of clauses (e), (f) and (g), the Administrative Agent and such Lender, as applicable, shall, to the extent permitted by applicable Requirements of Law and practicable, provide the Borrower with reasonable advance notice of such disclosure.
11.15    Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial condition covenants, standards or terms in this Agreement, then the Loan Parties and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Loan Parties’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Loan Parties, the Administrative Agent and the Required Lenders, all financial condition covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.
11.16    Waivers of Jury Trial. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
11.17    Ratings. The Borrower shall obtain the Required Facility Rating (or such lower rating as the Required Lenders otherwise agree to) for the Facility from a Rating Agency other than Egan Jones within 180 days of the Closing Date. In order to obtain and maintain the Required Facility Rating, (x) each Loan Party will make members of its management team, including any Responsible Officers, available to the Lenders, the Administrative Agent and the applicable Rating Agency at the reasonable request of the Required Lenders or any Rating Agency, and (y) if certain structural changes, modifications or amendments to this Agreement, any other Program Document or any Organization Documents of any Loan Party or the delivery of additional opinions of counsel would be required, each Loan Party shall (i) negotiate in good faith to effect such changes, amendments or modifications, and (ii) use commercially reasonable efforts to cause such opinions to be delivered.
11.18    Joint and Several Liability. Each Loan Party hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of the Borrower and in consideration of the undertakings of each Loan Party to accept joint and several liability for the Loans and the other Obligations hereunder. Each Loan Party, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each Loan Party, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Loan Parties without preferences or distinction among them. If and to the extent that the Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each other Loan Party will make such payment with respect to, or perform, such Obligation.
11.19    JPMorgan Chase Pledge Agreement. Notwithstanding anything to the contrary set forth herein, the parties hereto hereby agree to waive all breaches and defaults that arise or may arise hereunder solely as a result of Holdings (x) being a party to the JPMorgan Chase Pledge Agreement, or (y) pledging or granting a Lien in any of its ownership interest in the Capital Stock of BSPRT JPM Loan, LLC (f/k/a RFT JPM Loan, LLC, f/k/a ARC RFT JPM Loan, LLC), including the filing of any financing statement against Holdings' interests therein, pursuant to the JPMorgan Chase Pledge Agreement to JPMorgan Chase Bank, National Association, in each case, until the earlier to occur of (x) 30 days after the Closing Date, and (y) the date Holdings assigns its rights, duties, and obligations under the JPMorgan Chase Pledge Agreement and its ownership interest in the Capital Stock of BSPRT JPM Loan, LLC to BSPRT CRE Finance, LLC.
[SIGNATURE PAGES FOLLOW]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BSPRT OP SUB I, LLC,
as Borrower

By:     /s/ Micah Goodman
Name:     Micah Goodman
Title:     Authorized Signatory

BENEFIT STREET PARTNERS REALTY TRUST, INC.,
as Guarantor

By:     /s/ Micah Goodman
Name:     Micah Goodman
Title:     Authorized Signatory

BENEFIT STREET PARTNERS REALTY TRUST LP, LLC,
as Guarantor

By:     /s/ Micah Goodman
Name:     Micah Goodman
Title:     Authorized Signatory

BENEFIT STREET PARTNERS REALTY OPERATING PARTNERSHIP, L.P.,
as Guarantor

By, its General Partner:

BENEFIT STREET PARTNERS REALTY TRUST, INC.

By:     /s/ Micah Goodman
Name:     Micah Goodman
Title:     Authorized Signatory

SECURITY BENEFIT LIFE INSURANCE COMPANY,
as Lender

By:     /s/ Joseph W. Wittrock
Name:     Joseph W. Wittrock
Title:     CIO and SVP

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent

By:     /s/ Matthew Trybula
Name:     Matthew Trybula
Title:     Associate Counsel

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